                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                  Schedule 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934
                               (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                   American Express Company
 ..................................................................
     (Name of Registrant as Specified In Its Charter)


 ..................................................................
(Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:


    ..............................................................

     2) Aggregate number of securities to which transaction applies:


     ..............................................................

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


     ..............................................................

     4) Proposed maximum aggregate value of transaction:

     ..............................................................

     5) Total fee paid:


     ..............................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:


     ..............................................................

     2) Form, Schedule or Registration Statement No.:


     ..............................................................

     3) Filing Party:


     ..............................................................

     4) Date Filed:


     ..............................................................

                      [LOGO]     AMERICAN EXPRESS COMPANY
                      American   200 VESEY STREET
                      Express/R/ NEW YORK, NEW YORK 10285

                                   NOTICE OF

                        ANNUAL MEETING OF SHAREHOLDERS


 DATE............. Monday, April 26, 2004, at 10:00 a.m. Central Time

 PLACE............ AXP Financial Center
                   Market Garden, 2nd Floor
                   707 2nd Avenue South
                   Minneapolis, Minnesota 55474

 ITEMS OF BUSINESS (1) To elect directors.

                   (2) To ratify our selection of Ernst & Young LLP as our
                       independent auditors for 2004.

                   (3) To vote on a shareholder proposal relating to the
                       establishment of six-year term limits for directors.

                   (4) To vote on a shareholder proposal requesting a separate annual report describing the Company's political contributions.

                   (5) To transact such other business that may properly come before the Meeting.

 RECORD DATE...... You can vote if you are a shareholder of record on
                   February 27, 2004.

                                                  /s/ Stephen P. Norman
                                                  STEPHEN P. NORMAN
                                                  SECRETARY & CORPORATE
                                                  GOVERNANCE OFFICER
March 10, 2004

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
General Information.......................................................   1
Voting Information........................................................   1
Corporate Governance......................................................   3
    Report of the Audit Committee.........................................   7
Compensation of Directors.................................................   8
Ownership of Our Common Shares............................................  10
Items to be Voted on by Shareholders......................................  11
    Item 1--Election of Directors.........................................  11
    Item 2--Selection of Auditors.........................................  13
    Item 3--Shareholder Proposal relating to term limits for directors....  14
    Item 4--Shareholder Proposal relating to political contributions......  15
Executive Compensation....................................................  16
    Compensation and Benefits Committee Report on Executive Compensation..  16
Certain Transactions......................................................  30
Section 16(a) Beneficial Ownership Reporting Compliance...................  31
Directors and Officers Liability Insurance................................  31
Requirements, Including Deadlines, for Submission of Proxy Proposals,
  Nomination of Directors and Other Business of Shareholders..............  32
Exhibit A--Audit Committee Charter........................................  33

                      [LOGO]     AMERICAN EXPRESS COMPANY
                      American   200 VESEY STREET
                      Express/R/ NEW YORK, NEW YORK 10285

                                                                 March 10, 2004

                                PROXY STATEMENT

                              GENERAL INFORMATION
--------------------------------------------------------------------------------

   We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of American Express Company for the 2004 Annual Meeting of Shareholders and for any adjournment or postponement of the Meeting. In this Proxy Statement, we refer to American Express Company as "the Company," "we" or "us."

   We are holding the Annual Meeting at 10:00 a.m. Central Time, on Monday, April 26, 2004, at the AXP Financial Center in Minneapolis, Minnesota, and invite you to attend in person. If you need special assistance at the Meeting because of a disability, please call Stephen P. Norman, our Secretary, at (212) 640-5583.

   The Company has arranged for a live audio webcast of the 2004 Annual Meeting to be accessible to the general public on the Internet at http://ir.americanexpress.com. A replay of the Meeting's audio webcast will also be available at the same Web site address beginning on the same day.

   We intend to mail this Proxy Statement and a proxy card to shareholders starting on or about March 15, 2004.

                              VOTING INFORMATION
--------------------------------------------------------------------------------

RECORD DATE

   You may vote all shares that you owned as of February 27, 2004, which is the record date for the Annual Meeting. On February 27, 2004, we had 1,292,847,570 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Meeting.

OWNERSHIP OF SHARES

   You may own common shares in one of the following ways: directly in your name as the shareholder of record, which includes shares purchased through our Shareholder's Stock Purchase Plan (Purchase Plan) and restricted share awards issued to employees under our long-term incentive plans; or indirectly through a broker, bank or other holder of record; or indirectly in the American Express Company Stock Fund of our Incentive Savings Plan (ISP), the Employee Stock Ownership Plan of Amex Canada, Inc., or the AEFA Stock Purchase Program.

   If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, give your voting instructions by telephone or by the Internet or vote in person at the Meeting. If you hold your shares in a brokerage account or through a bank or other holder of record, you hold the shares in "street name," and your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. Regardless of how you hold your shares, we invite you to attend the Meeting.

HOW TO VOTE

   YOUR VOTE IS IMPORTANT. We encourage you to vote promptly. Internet and telephone voting is available through 4:00 p.m. Eastern Time on Tuesday, April 20, 2004 for shares held in employee plans and through 4:00 p.m. Eastern Time on Sunday, April 25, 2004 for all other shares. You may vote in one of the following ways:

   BY TELEPHONE. If you are located in the U.S., you can vote your shares by calling the toll-free telephone number on your proxy card or in the instructions that accompany your proxy materials. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card.

   BY INTERNET. You can also vote your shares by the Internet. Your proxy card indicates the Web site you may access for Internet voting. You may vote by the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you are an owner in street name, please follow the Internet voting instructions that accompany your proxy materials. You may incur telephone and Internet access charges if you vote by the Internet.

   BY MAIL. If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction card.

   AT THE ANNUAL MEETING. The way you vote your shares now will not limit your right to change your vote at the Annual Meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Meeting.

   All shares that have been properly voted and not revoked will be voted at the Meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

   REVOCATION OF PROXIES. You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our Secretary, (2) submit a later-dated proxy (or voting instructions if you hold shares in street name), (3) provide subsequent telephone or Internet voting instructions or (4) vote in person at the Meeting.

SHARES HELD UNDER PLANS

   If you participate in the Purchase Plan, your proxy card shows the number of shares enrolled in that plan as well as any shares you have acquired through dividend reinvestment. If you participate in the ISP, the Employee Stock Ownership Plan of Amex Canada, Inc., or the AEFA Stock Purchase Program, your proxy card may include shares that the plan has credited to your account.

   To allow sufficient time for the ISP trustee to vote, the trustee must receive your voting instructions by Tuesday, April 20, 2004. If the ISP trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from other ISP participants who did vote. If the trustee for the Employee Stock Ownership Plan of Amex Canada, Inc., or the broker holding shares in the AEFA Stock Purchase Program does not receive your instructions by that date, he or she will not vote your shares.

CONFIDENTIAL VOTING

   We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management, unless we must disclose them for legal reasons. However, if a shareholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspectors of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

QUORUM AND REQUIRED VOTE

   QUORUM. We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the Meeting, either in person or by proxy.

   VOTES REQUIRED FOR PROPOSALS. To elect directors and adopt the other proposals, the following proportion of votes is required:

   . To elect the Directors, a plurality of the votes cast.

   . To ratify the selection of our auditors, and to adopt the shareholder proposals, the affirmative vote of a majority of the votes cast.

   ROUTINE AND NON-ROUTINE PROPOSALS. New York Stock Exchange rules determine whether proposals presented at shareholder meetings are routine or not routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without voting instructions from the owner.

If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions.

   The New York Stock Exchange has informed us that the election of directors and ratification of the selection of our auditors are routine items. The Exchange has also informed us that the shareholder proposals are not routine items.

   HOW WE COUNT VOTES. In determining whether we have a quorum, we count abstentions and broker non-votes as present and entitled to vote.

   In counting votes on the proposals:

   . We do not count abstentions or broker non-votes, if any, as votes cast for the election of Directors, but we do count votes withheld for one or more nominees as votes cast.

   . We do not count abstentions as votes cast on our proposal to ratify the selection of auditors or the shareholder proposals. We also do not count broker non-votes, if any, as votes cast on these proposals. Therefore, abstentions and broker non-votes will have no impact on the outcome of these proposals.

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

   In accordance with notices we previously sent to street-name shareholders who share a single address, we are sending only one annual report and proxy statement to that address unless we received contrary instructions from any shareholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may telephone our Secretary, Stephen P. Norman, at (212) 640-5583 or write to him at 200 Vesey Street, New York, New York 10285. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting the Secretary in the same manner.

COST OF PROXY SOLICITATION

   We will pay the expenses of soliciting proxies. Our Directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission. We have hired Morrow & Co. to help us distribute and solicit proxies. We will pay Morrow $17,500 plus expenses for these services.

                             CORPORATE GOVERNANCE
--------------------------------------------------------------------------------

   Our business is managed by the Company's employees under the direction and oversight of the Board of Directors. Except for Mr. Chenault, none of our Board members is an employee of the Company. The Board limits membership of the Audit Committee, Compensation and Benefits Committee and Nominating and Governance Committee to independent non-management Directors. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices and their participation in Board and Board committee meetings.

   The Board of Directors has adopted Corporate Governance Principles which, along with the charters of the Board Committees, the Company's Code of Conduct for employees and the Code of Business Conduct for Directors, provide the framework for the governance of the Company. The Board of Directors has also appointed a Corporate Governance Officer to promote best practices and help the Company remain in the forefront of good corporate governance. The Corporate Governance Officer periodically reviews the Company's governance principles and practices to assure that they continue to reflect high standards and makes recommendations to the Nominating and Governance Committee in connection with the Company's governance practices.

   A complete copy of the Company's governance principles, the charters of the Board Committees and the Codes of Conduct for employees and Directors may be found on the Company's Investor Relations Web site at http://ir.americanexpress.com. The Audit Committee charter is also attached as Exhibit A to this proxy statement. Copies of these materials also are available without charge upon written request to the Secretary of the Company.

SUMMARY OF THE CORPORATE GOVERNANCE PRINCIPLES

   A significant majority of the Board of Directors shall consist of independent, non-management directors who meet the criteria for independence required by the New York Stock Exchange.

   A director is independent if he or she does not have a material relationship with the Company.

   The Board has established the following guidelines to assist it in determining director independence.

   A director will not be considered independent if, within the last three years:

   (i) the director was an employee of the Company or an immediate family member was an executive officer of the Company,

  (ii) the director or an immediate family member received more than $100,000 per year in direct compensation from the Company (other than the director and committee fees and pension or other deferred compensation),

(iii) the director or an immediate family member was affiliated with or employed by the Company's present or former internal or external auditor,

  (iv) an executive officer of the Company serves on the compensation committee of another company that employs the director in any capacity or that employs an immediate family member of the director as an executive officer, or

   (v) the director was an executive officer or employee, or an immediate family member was an executive officer, of a company that made payments to, or received payments from, the Company which, in any single year, exceeded the greater of $1 million or 2% of the other company's consolidated gross revenues.

   The following relationships will be considered material if a Company director is:

   (i) an executive officer of a charitable organization and the Company's annual charitable contributions to the organization (exclusive of gift-match payments) exceed the greater of $1 million or 2% of the organization's total annual revenues,

  (ii) a partner of or of counsel to a law firm that performs substantial legal services to the Company on a regular basis, or

 (iii) a partner, officer or employee of an investment bank or consulting firm that performs substantial services to the Company on a regular basis.

   The Board of Directors has determined that as of January 26, 2004, 10 of the Company's 13 incumbent directors are independent under these guidelines: Ms. Burns and Messrs. Akerson, Bowen, Dolan, Johnson, Leschly, McGinn, Miller, Popoff and Walter. The other two non-management directors, Ms. Barshefsky and Mr. Jordan, as well as Mr. Chenault, continue to participate in the Board's activities and provide valuable insights and advice.

   Directors should be persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company, such as general management, finance, marketing, technology, law, international business or public sector activities.

   Directors should possess integrity, independence, energy, forthrightness, analytical skills and commitment to devote the necessary time and attention to the Company's affairs. Directors should possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

   The non-management directors shall meet periodically in executive session without the Chief Executive Officer present.

   The executive sessions of non-management directors shall be presided over by the director who is the chairman of the Committee responsible for the issue being discussed. General discussions, such as the review of the Company's overall performance, shall be presided over by the longest serving member of the Board. The Board will schedule at least three executive sessions of non-management directors each year including one executive session of independent directors only. However, any director may request additional executive sessions of non-management directors to discuss any matter of concern.

   Non-management directors shall have access to individual members of management or to other employees of the Company on a confidential basis. Directors are authorized to conduct independent investigations and to hire outside consultants or experts at the Company's expense. Directors shall also have access to Company records and files, and directors may contact other directors without informing Company management of the purpose or even the fact of such contact.

   The Company believes that each director should have a substantial personal investment in the Company. A personal holding of 20,000 shares of the Company is recommended for each director. Directors shall have five years to attain their share ownership threshold.

   The Board of Directors encourages all its members to attend the Annual Meeting of Shareholders. In April 2003, all 11 director nominees were present at the Annual Meeting of Shareholders.

   COMMUNICATING WITH DIRECTORS. The Board of Directors has provided the means by which shareholders may send communications to the Board or to individual members of the Board. Such communications, whether by letter, email or telephone, should be directed to the Secretary of the Company who will forward them to the intended recipients. However, unsolicited advertisements or invitations to conferences or promotional material, in the discretion of the Secretary, may not be forwarded to the Directors.

   If a shareholder wishes to communicate to the Chair of the Audit Committee about a concern relating to the Company's financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chairman of the Audit Committee in care of the Company's Secretary at the Company's headquarters address. If the concern relates to the Company's governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the Nominating and Governance Committee in care of the Company's Secretary at the Company's headquarters address. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of the Company's Secretary.

   The Company's "whistleblower" policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a shareholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to the Office of the Ombudsperson at the Company's headquarters or by telephone at 1-800-297-1010. The Ombudsperson will refer the concern to the Chair of the Audit Committee who will assure that the matter is properly investigated.

BOARD MEETINGS

   During 2003, the Board of Directors met nine times. All our Directors attended 75% or more of the meetings of the Board and Board committees on which they served in 2003. Mr. Johnson will not be standing for reelection in accordance with the Board's retirement policy.

   This table lists our five committees, the Directors who currently serve on them and the number of committee meetings held in 2003.

                        MEMBERSHIP ON BOARD COMMITTEES

     ---------------------------------------------------------------------
                                       NOMINATING
                          COMPENSATION    AND                   PUBLIC
     NAME           AUDIT AND BENEFITS GOVERNANCE EXECUTIVE RESPONSIBILITY
     ---------------------------------------------------------------------
     ---------------------------------------------------------------------
     Mr. Akerson     C                     .          .
     ---------------------------------------------------------------------
     ---------------------------------------------------------------------
     Ms. Barshefsky                                               .
     ---------------------------------------------------------------------
     ---------------------------------------------------------------------
     Mr. Bowen       .                                .           C
     ---------------------------------------------------------------------
     ---------------------------------------------------------------------
     Ms. Burns
     ---------------------------------------------------------------------
     ---------------------------------------------------------------------
     Mr. Chenault                                     C
     ---------------------------------------------------------------------
     ---------------------------------------------------------------------
     Mr. Dolan                 .
     ---------------------------------------------------------------------
     ---------------------------------------------------------------------
     Mr. Johnson*    .                     .
     ---------------------------------------------------------------------
     ---------------------------------------------------------------------
     Mr. Jordan                                                   .
     ---------------------------------------------------------------------
     ---------------------------------------------------------------------
     Mr. Leschly               C                                  .
     ---------------------------------------------------------------------
     ---------------------------------------------------------------------
     Mr. McGinn      .         .           .
     ---------------------------------------------------------------------
     ---------------------------------------------------------------------
     Mr. Miller                .
     ---------------------------------------------------------------------
     ---------------------------------------------------------------------
     Mr. Popoff                .           C          .           .
     ---------------------------------------------------------------------
     ---------------------------------------------------------------------
     Mr. Walter      .
     ---------------------------------------------------------------------
     ---------------------------------------------------------------------
     2003 Meetings   14        3           5          0           3
     ---------------------------------------------------------------------

   C = CHAIR
   . = MEMBER
   * = MR. JOHNSON WILL BE RETIRING FROM THE BOARD ON APRIL 26, 2004.

COMPENSATION AND BENEFITS COMMITTEE

   The Compensation and Benefits Committee has oversight responsibility for the compensation and benefit programs for executive officers and other employees. All members of the Compensation and Benefits Committee are independent Directors as required by the listing standards of the New York Stock Exchange and the Company's Corporate Governance Principles.

NOMINATING AND GOVERNANCE COMMITTEE

   The Nominating and Governance Committee considers and recommends candidates for election to the Board, advises the Board on Director compensation, oversees the annual performance evaluations of the Board and Board Committees and advises the Board on corporate governance matters. All members of the Nominating and Governance Committee are independent Directors as required by the listing standards of the New York Stock Exchange and the Company's Corporate Governance Principles.

   DIRECTOR NOMINATION PROCESS. The Nominating and Governance Committee considers and recommends candidates for election to the Board. The Committee also considers candidates for election to the Board that are submitted by shareholders. Each member of the Committee participates in the review and discussion of director candidates. In addition, members of the Board of Directors who are not on the Committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the Committee seeks persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company. The minimum qualifications that the Nominating and Governance Committee believes must be met for a candidate to be nominated include integrity, independence, forthrightness, analytical skills and the willingness to devote appropriate time and attention to the Company's affairs. Candidates should also demonstrate a willingness to work as part of a team in an atmosphere of trust and a commitment to represent the interests of all the shareholders rather than those of a specific constituency. Successful candidates will also demonstrate significant experience in areas of importance to the Company, such as general management, finance, marketing, technology, law, international business or public sector activities.

   Shareholders who wish to submit nominees for election at an annual or special meeting of shareholders should follow the procedure described on page
32. The Nominating and Governance Committee applies the same standards in considering candidates submitted by shareholders as it does in evaluating candidates submitted by members of the Board of Directors. During the 12-month period since the last shareholders meeting, the Nominating and Governance Committee nominated two candidates. Both candidates were recommended to the Nominating and Governance Committee by the Chief Executive Officer and other non-management Directors.

EXECUTIVE COMMITTEE

   The Executive Committee is authorized to meet instead of the full Board in emergencies or in the interval between Board meetings.

PUBLIC RESPONSIBILITY COMMITTEE

   The Public Responsibility Committee reviews our practices that affect the communities in which we work or the public interest in general.

AUDIT COMMITTEE

   The responsibilities of the Audit Committee are described in the Committee charter beginning on page 33 and in the following Report of the Audit Committee.

   All members of the Audit Committee are independent Directors as required by the listing standards of the New York Stock Exchange and the Company's Corporate Governance Principles. The Board has also determined that Messrs. Akerson, Johnson and Walter meet the requirements for being "audit committee financial experts" as defined by regulations of the Securities and Exchange Commission adopted in January 2003.

                         REPORT OF THE AUDIT COMMITTEE

   The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

   In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the Company's audited financial statements. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 relating to independence discussions with audit committees, has discussed with the independent auditors their independence from the Company and its management, and has considered whether the independent auditor's provision of non-audit services to the Company is compatible with maintaining the auditor's independence.

   The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company's financial statements and the effectiveness of the Company's system of disclosure controls and procedures.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company's audited financial statements be included in the Company's 2003 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE


                                          Daniel F. Akerson, Chairman
                                          William G. Bowen
                                          F. Ross Johnson
                                          Richard A. McGinn
                                          Robert D. Walter

                           COMPENSATION OF DIRECTORS
--------------------------------------------------------------------------------
CASH COMPENSATION

   In 2003, we paid each non-management Director compensation for Board service as follows:

   . an annual retainer of $64,000, which we reduce by $16,000 if the Director does not attend at least 75% of our Board meetings and meetings of the committees on which the Director serves;

   . an annual retainer of $20,000 for the chair of the Audit Committee, $15,000 for the chair of the Compensation and Benefits Committee and $10,000 for the Directors who chair the other committees;

   . an annual retainer of $5,000 for each member of the Audit Committee; and

   . reimbursement of customary expenses for attending Board, committee and shareholder meetings.

   We do not pay Directors who are also our employees any additional compensation for serving as a Director.

EQUITY BASED COMPENSATION

   DIRECTORS' STOCK EQUIVALENT PLAN. In April 2003, non-management Directors received 1,000 Stock Equivalent Units (SEUs) upon election or reelection at the Annual Meeting of Shareholders. The SEUs will be held for the Director until retirement. Each SEU will have a cash value equal to the value of one share of the Company's common stock. Upon the Director's retirement, the accumulated SEUs will be paid out in cash in an amount equal to the value of a corresponding number of common shares plus reinvested dividends from the date of grant.

   In September 2003 the Nominating and Governance Committee engaged the services of an independent compensation advisory firm and performed a review of the Company's Directors' compensation with a view toward adjusting the Company's Directors' compensation so that it reflected approximately the mid-point of director compensation levels at peer companies. As a result of that analysis the Committee recommended and the Board approved the grant of 2,225 SEUs to each Director who is elected or reelected at an Annual Meeting of Shareholders, beginning with the shareholders meeting on April 26, 2004.

   DIRECTORS' STOCK PLAN. In January 2003 we granted 600 common shares to each of 10 non-management Directors who attended more than 75% of the meetings in 2002. We also issued 300 common shares to one non-management Director who joined the Board in the second half of 2002. This plan was established in July 1997 and was terminated in September 2003.

DEFERRED COMPENSATION PLAN

   Non-management Directors may elect to defer the receipt of their cash compensation until a later date. Participating Directors may invest their deferred amounts in two ways: (1) in a cash account that we value based on a schedule linked to our return on equity or (2) in a common share equivalent account that we value according to the performance of our common shares, including reinvested dividends. Under either alternative, Directors will receive cash payments and will not receive shares. Seven Directors currently participate in the plan.

RETIREMENT BENEFITS

   We offer no retirement benefits to non-management Directors who began their Board service after March 31, 1996. However, we pay a retirement benefit to Directors who (1) began their Board service on or before March 31, 1996, (2) have served on our Board for at least five years, and (3) have never been our employees. The retirement benefit consists of a payment of $30,000 per year for each year a Director served on the Board. We will not make payments past a Director's death. Five of the current Directors are eligible to receive retirement benefits.

INSURANCE

   We provide our non-management Directors with group term life insurance coverage of $50,000 and accidental death and dismemberment insurance coverage of $300,000. Directors may purchase $50,000 of additional group term life insurance. In 2003 four Directors purchased this additional insurance.

DIRECTORS' CHARITABLE AWARD PROGRAM

   One way we promote charitable giving is through our Directors' Charitable Award Program. Under this program we purchase joint life insurance on the lives of participating Directors and advisors to the Board. We will receive a $1,000,000 benefit following the death of a Director and $500,000 following the death of an advisor. We expect to donate one-half of the benefit to the American Express Foundation for charitable purposes and one-half directly to the charitable organization that the Director or advisor recommends. The program does not provide any financial benefit to Directors or advisors.

OTHER ARRANGEMENTS

   Mr. Jordan is of counsel to the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Ms. Barshefsky is a partner of the law firm of Wilmer Cutler Pickering LLP. These firms provided legal services to us in 2003 at customary rates and they continue to provide such services to us in 2004. Mr. Jordan is also a Senior Managing Director of the investment banking firm of Lazard Freres & Co. LLC, which the Company may utilize from time to time for investment banking and financial advisory services. In 2003 the Company did not utilize the services of this firm.

                        OWNERSHIP OF OUR COMMON SHARES
--------------------------------------------------------------------------------

   This table shows how many American Express common shares certain individuals and entities beneficially owned on February 27, 2004. These individuals and entities include: (1) owners of more than 5% of our outstanding common shares;
(2) our current Directors; (3) the five executive officers named in the compensation table on page 21 and (4) all current Directors and executive officers as a group. A person has beneficial ownership over shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as we describe below.

                                             NUMBER OF SHARES  RIGHT TO  PERCENT OF
NAME                                           OWNED(3)(4)    ACQUIRE(5)  CLASS(%)
----                                         ---------------- ---------- ----------
Warren Buffett,
  Berkshire Hathaway Inc. and subsidiaries
  1440 Kiewit Plaza
  Omaha, NE 68131...........................   151,610,700(1)         --   11.73%
Davis Selected Advisers, L.P.
  2949 East Elvira Road, Suite 101
  Tucson, AZ 85706..........................    66,641,522(2)         --    5.15%
Daniel F. Akerson...........................        47,707         9,000       *
Charlene Barshefsky.........................        12,056         2,000       *
William G. Bowen............................        39,327        14,000       *
Ursula M. Burns.............................         1,000            --       *
Kenneth I. Chenault.........................     1,367,624     2,260,388       *
James M. Cracchiolo.........................       312,006       788,538       *
Gary L. Crittenden..........................       114,106       342,750       *
Peter R. Dolan..............................         8,011         2,000       *
Edward P. Gilligan..........................       173,010       605,018       *
F. Ross Johnson.............................        69,701        26,420       *
Vernon E. Jordan, Jr........................        38,453        17,000       *
Alfred F. Kelly, Jr.........................       227,540       789,489       *
Jan Leschly.................................        74,207        17,000       *
Richard A. McGinn...........................        10,611        11,000       *
Edward D. Miller............................        10,500            --       *
Frank P. Popoff.............................        33,025        17,003       *
Robert D. Walter............................        70,300            --       *
All current Directors and executive officers
  (24 individuals)..........................     4,257,593(6) 10,924,470    1.17%

--------
*  Less than 1%.

(1) Based on information Berkshire Hathaway Inc. (Berkshire) provided to us as of December 31, 2003. Of the shares listed in the table, National Indemnity Company beneficially owns 120,255,879 shares. National Indemnity is a subsidiary of Berkshire. Mr. Buffett, Berkshire and the subsidiaries of Berkshire share voting and investment power over the shares. Mr. Buffett, his spouse and a trust for which Mr. Buffett is trustee own 33.5% of the equity of Berkshire. As a result of this ownership position in Berkshire, Mr. Buffett may be considered the beneficial owner of the shares that Berkshire beneficially owns.

   In 1995 we signed an agreement with Berkshire designed to ensure that Berkshire's investment in our Company will always be passive. The agreement remains in effect so long as Berkshire owns 10% or more of our voting securities. Berkshire made similar commitments to the Board of Governors of the Federal Reserve System. Berkshire and its subsidiaries have also agreed to follow our Board of Directors' recommendation in voting Company common shares they own so long as Mr. Chenault is our Chief Executive Officer and Berkshire owns 5% or more of our voting securities. With certain exceptions, Berkshire and its subsidiaries may not sell Company common shares to any person who owns more than 5% of our voting securities or who attempts to change the control of the Company.

(2) Based on information contained in a report on Schedule 13G that Davis Selected Advisers, L.P. filed with the Securities and Exchange Commission, which contained information as of February 11, 2004.

(3) This column includes shares held in employee benefit plan accounts on February 27, 2004 as follows:

                                            NUMBER OF SHARES
                    NAME                    IN PLAN ACCOUNTS
                    ----                    ----------------
                    K.I. Chenault..........      17,052
                    J.M. Cracchiolo........       4,616
                    G.L. Crittenden........         128
                    E.P. Gilligan..........       1,286
                    A.F. Kelly, Jr.........       4,350
                    All executive officers.      86,904

(4) Certain executive officers hold restricted shares which we include in this column. The executive may vote the restricted shares, but may not sell or transfer them during the restricted period. These restrictions lapse over a period of years ending in 2007. The individuals in the table hold the following number of restricted shares:

                                               NUMBER OF
                   NAME                    RESTRICTED SHARES
                   ----                    -----------------
                   K.I. Chenault..........       388,416
                   J.M. Cracchiolo........       167,676
                   G.L. Crittenden........       113,978
                   E.P. Gilligan..........       126,578
                   A.F. Kelly, Jr.........       168,173
                   All executive officers.     1,524,141

(5) These are shares that may be acquired by exercising stock options.

(6) On February 27, 2004, our 24 Directors and executive officers beneficially owned 15,182,063 shares, or about 1.17% of our outstanding shares. No individual in the table beneficially owned more than 1% of our outstanding shares.

                     ITEMS TO BE VOTED ON BY SHAREHOLDERS

--------------------------------------------------------------------------------
ITEM 1--ELECTION OF DIRECTORS

   Our Board of Directors currently has 13 members. Each current Board member, except for Mr. Johnson, is standing for reelection, to hold office until the next Annual Meeting of Shareholders. If, during the year, a Director resigns or retires, the Board of Directors, with input from the Nominating and Governance Committee, may elect another Director as a replacement. The Board may add new members during the year based on a number of factors, such as the size of the Board and the Board's desire to add fresh perspectives or expertise.

   The Board has appointed Gary L. Crittenden, Stephen P. Norman and Louise M. Parent as the proxy committee who will vote your shares on your behalf. Their names appear on the proxy card. These individuals intend to vote for the election of each of the 12 nominees unless you indicate on the proxy card or voting instructions that your vote is withheld from any or all of the nominees. The telephone and Internet voting procedures will include instructions on how to withhold your vote from any or all nominees. We expect that each nominee will be able to serve if elected as a Director. However, if any nominee is not able to serve, the persons named as proxies may vote for another person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS.

   We describe below the principal occupation in italics and other information about our nominees.



DANIEL F. AKERSON                 Director since 1995                      Age 55

MANAGING DIRECTOR, THE CARLYLE GROUP, a private equity firm, March 2003 to present. Former Chairman and Chief Executive Officer, XO Communications, Inc., a provider of high quality broadband communications services to businesses over local and long-haul fiber optic facilities, January 2003 to February 2003;
Chairman and Chief Executive Officer, September 1999 to January 2003. Chairman and Chief Executive Officer, Nextel Communications, Inc., a provider of telecommunications services and equipment, March 1996 to August 1999. Director, United Components, Inc. XO Communications, Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in June 2002, and emerged from bankruptcy proceedings in January 2003, at which time a majority interest was acquired by its senior secured lenders.


CHARLENE BARSHEFSKY               Director since 2001                      Age 53

SENIOR INTERNATIONAL PARTNER, WILMER CUTLER PICKERING LLP, attorneys,
Washington D.C., 2001 to present; United States Trade Representative and Member of the President's Cabinet, 1997 to 2001. Director, The Estee Lauder Companies
Inc., Starwood Hotels & Resorts Worldwide, Inc., Idenix Pharmaceuticals, Inc.
and Intel Corporation.

WILLIAM G. BOWEN                  Director since 1988                      Age 70

PRESIDENT, THE ANDREW W. MELLON FOUNDATION, a not-for-profit corporation engaged in philanthropy, 1988 to present. Former President, Princeton
University. Director, Merck, Inc. Member, Board of Overseers, TIAA-CREF.
Chairman, Ithaka Harbors.

URSULA M. BURNS                   Director since 2004                      Age 45

SENIOR VICE PRESIDENT AND PRESIDENT, BUSINESS GROUP OPERATIONS, XEROX
CORPORATION, a global company engaged in manufacturing, servicing and financing a complete range of document equipment and services, January 2003 to present;
President, Document Systems and Solutions Group, October 2001 to December 2002;
Senior Vice President, Corporate Strategic Services, May 2000 to October 2001;
Vice President and General Manager, Departmental Business Unit, February 1997 to May 2000. Director, Boston Scientific Corporation, National Association of
Manufacturers, the University of Rochester and the Rochester Business Alliance.

KENNETH I. CHENAULT               Director since 1997                      Age 52

CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AMERICAN EXPRESS COMPANY, April 2001 to present; Chief Executive Officer, January 2001 to April 2001; President and
Chief Operating Officer, February 1997 to January 2001. Director, International
Business Machines Corporation and the National Academy Foundation. Trustee,
Mount Sinai NYU Medical Center and Health System.

PETER R. DOLAN                    Director since 2001                      Age 48

CHAIRMAN AND CHIEF EXECUTIVE OFFICER, BRISTOL-MYERS SQUIBB COMPANY, a pharmaceutical and health care products company, September 2001 to present;
President and Chief Executive Officer, May 2001 to September 2001; President,
January 2000 to May 2001; Senior Vice President for Strategy and Organizational
Group Effectiveness, 1998 to January 2000. Trustee, Tufts University. Member of the Board of Managers, New York Botanical Garden.

VERNON E. JORDAN, JR.             Director since 1977                      Age 68

SENIOR MANAGING DIRECTOR, LAZARD FRERES & CO. LLC, an investment banking firm,
January 2000 to present. Of counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., attorneys, Washington, D.C. and Dallas, Texas, January 2000 to present and
Senior Partner, 1982 to 1999. Director, America Online Latin America, Inc.,
Asbury Automotive, Inc., Dow Jones & Company, Inc., J.C. Penney Company Inc.,
Sara Lee Corporation and Xerox Corporation. Trustee, Howard University.

JAN LESCHLY                       Director since 1997                      Age 63

CHAIRMAN AND CHIEF EXECUTIVE OFFICER, CARE CAPITAL LLC, a private equity firm,
May 2000 to present. Chief Executive and Director, SmithKline Beecham, a company that develops and markets pharmaceuticals and over-the-counter medicines, 1994 to May 2000. Director, Viacom, Inc. and The Maersk Group.
Chairman, International Tennis Hall of Fame. Member, Advisory Board of Daimler
Chrysler and the Emory University Business School Dean's Advisory Council.

RICHARD A. MCGINN                 Director since 1998                      Age 57

PARTNER, RRE VENTURES, an investment advisory and venture capital firm, August
2001 to present. Former Chairman and Chief Executive Officer, Lucent
Technologies, Inc., a company that develops and manufactures communications systems and software, November 2000 to July 2001; President, Chairman and Chief
Executive Officer, 1996 to October 2000. Director, Via Systems, Inc.

EDWARD D. MILLER                  Director since 2003                      Age 63

FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER, AXA FINANCIAL, INC., a U.S.-based financial services organization providing asset management, financial advisory and insurance services, from August 1997 to May 2001. Director KeySpan
Corporation, TOPPS Company, Inc. and Korn/Ferry International. Member of the
Board of Governors of the United Way of Tri-State, Chairman of the Board of Directors of Phoenix House and Trustee of the Inner-City Scholarship Fund, New
York City Police Foundation, Pace University and the New York Blood Center.


FRANK P. POPOFF                   Director since 1990                      Age 68

FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER, THE DOW CHEMICAL COMPANY, a company that produces chemicals and chemical products, December 2000 to present, Chairman of the Board, 1995 to November 2000. Director, Qwest
Communications International Inc., United Technologies Corp., Chemical
Financial Corporation, Shin-Etsu Chemical Co. Ltd. and Michigan Molecular
Institute. Director Emeritus, Indiana University Foundation. Member, American
Chemical Society and The Business Council.

ROBERT D. WALTER                  Director since 2002                      Age 58

CHAIRMAN AND CHIEF EXECUTIVE OFFICER, CARDINAL HEALTH, INC., a company that provides products and services supporting the health care industry, 1979 to present. Director, Viacom, Inc. Trustee, Battelle Memorial Institute and Ohio
University. Member, The Business Council.

ITEM 2--SELECTION OF AUDITORS

   The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent auditors for 2004. We are asking shareholders to ratify the Committee's selection. Ernst & Young or a predecessor firm has served as our independent auditors since 1975. Ernst & Young follows a policy of rotating the partner in charge of the Company's audit every five years, in accordance with SEC rules. Other partners and non-partner personnel are rotated on a periodic basis, in accordance with SEC rules.

   Each year the Audit Committee reviews the auditors' qualifications, performance and independence in accordance with regulatory requirements and guidelines. At least every ten years, the Audit Committee charter requires a detailed review of the Company's audit firm, which would include a comparison of resources available in other firms. In accordance with its charter, the Committee will consider proposals from Ernst & Young, as well as from other auditing firms, for the Company's 2005 audit.

   One or more representatives of Ernst & Young will be present at the Meeting with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

AUDIT FEES

   The aggregate fees billed or to be billed by Ernst & Young for each of the last two fiscal years for professional services rendered for the audit of the Company's annual financial statements, review of financial statements included in the Company's Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements and other attest services were $23.0 million for 2003 and $18.4 million for 2002.

AUDIT-RELATED FEES

   The aggregate fees billed or to be billed by Ernst & Young in each of the last two fiscal years for assurance and related services that were reasonably related to the performance of the audit or review of the Company's financial statements were $1.2 million for 2003 and $1 million for 2002. The nature of the services performed for these fees included, among other things, employee benefit plan audits, internal control reviews, Sarbanes-Oxley Act Section 404 internal control project assistance, attest services not required by statute or regulation and consultations concerning financial accounting and reporting matters not classified as audit.

TAX FEES

   The aggregate fees billed by Ernst & Young in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and expatriate tax services were $1.8 million for 2003 and $6.2 million for 2002.

ALL OTHER FEES

   The aggregate fees billed by Ernst & Young in each of the last two fiscal years for products and services other than those reported in the three prior categories were $500,000 for 2003 and $700,000 for 2002. The nature of the other services performed included certain advisory services relating to privacy, expatriate support, insurance recovery and risk management services.

SERVICES TO ASSOCIATED ORGANIZATIONS

   Ernst & Young also provided other services to associated organizations of the Company that were charged directly to those organizations. These amounts included $1.6 million for 2003 and $1.2 million for 2002 primarily for performing the audits of common trust funds, exchange traded funds, alternative investment funds and other investment vehicles.

POLICY ON PRE-APPROVAL OF SERVICES PROVIDED BY INDEPENDENT AUDITOR

   Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of Ernst & Young are subject to the specific pre-approval of the Audit Committee. All audit and permitted non-audit services to be performed by Ernst & Young require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee. The procedures require all proposed engagements of Ernst & Young for services of any kind to be directed to the Company's General Auditor and then submitted for approval to the Audit Committee prior to the beginning of any services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTION:

   RESOLVED, that the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for 2004 is ratified and approved.

ITEM 3--SHAREHOLDER PROPOSAL

   Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, record owner of 296 common shares, has advised us that she plans to introduce the following resolution:

   RESOLVED: "That the stockholders of American Express recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years."

   REASONS: "The President of the U.S.A. has a term limit, so do Governors of many states."

   "Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders."

   "No director should be able to feel that his or her directorship is until retirement."

   "Last year the owners of 28,849,172 shares, representing approximately 3.1% of shares voting, voted FOR this proposal."

   "If you AGREE, please mark your proxy FOR this resolution."

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL FOR THESE
REASONS:

   The Board opposes the foregoing resolution because it believes term limits unnecessarily curtail the useful tenure of Directors.

   The Board believes that Directors become increasingly effective as their knowledge of the Company's businesses and its officers and employees increases. This is particularly true in the case of a large global corporation such as American Express Company, which is engaged in a variety of businesses in diverse locations around the world and during the current period of rapid technological and competitive change. A term limit for Directors, especially a limit as short as six years, needlessly deprives the shareholders and the Company of the benefits of Directors' experience and knowledge at a time in their tenure when they are becoming increasingly effective and productive.

   Each Director is subject to reelection by the shareholders on an annual basis. The Directors are not guaranteed a directorship until retirement. The average tenure of the Company's 12 incumbent Director nominees is currently seven years. Seven of the 12 have already served six or more years.

   The Board believes that its mandatory retirement age of 72 is a preferable means of assuring Director turnover and that the proponent's term limit would deprive the Company of experienced oversight, promote excessive turnover of Directors, and weaken the Company's system of governance.

ITEM 4--SHAREHOLDER PROPOSAL

   The Service Employees International Union Master Trust, 1313 L Street, N.W., Washington, D.C. 20005, record owner of 83,800 common shares, has advised us that it plans to introduce the following resolution:

   SHAREHOLDER PROPOSAL

   Resolved, that the shareholders of American Express Co. (the "Company") hereby request that the Company prepare and submit to the shareholders of the Company a separate report, updated annually, containing the following information:

       a. Policies for political contributions made with corporate funds, political action committees sponsored by the Company, and employee political contributions solicited by senior executives of the Company. This shall include, but not be limited to, policies on contributions and donations to federal, state and local political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527;

       b. An accounting of the Company's resources, including property and personnel, contributed or donated to any of the persons and organizations described above;

       c. A business rationale for each of the Company's political contributions or donations; and

       d. Identification of the person or persons in the Company who participated in making the decisions to contribute or donate.

   SUPPORTING STATEMENT

   As shareholders, we support policies that apply transparency and accountability to corporate political giving.

   There is currently no single source of information providing comprehensive disclosure to the Company's shareholders on political contributions made with corporate funds. Without full transparency, we believe Company executives may be able to inappropriately direct corporate resources for political purposes and make decisions unilaterally without a stated business rationale for such donations.

   The result is that shareholders are unaware of how and why the Company chooses to make corporate contributions and the political ends being furthered by the gift of corporate funds. Company officials may, in fact, be funding groups and candidates whose agendas are not in the best interest of the Company and its shareholders.

   According to the Center for Responsive Politics, a leading campaign finance watchdog organization, our Company contributed $325,000 to major party committees and political dinners in the 2002 election cycle. However, shareholders do not know whether that is the full extent of the utilization of our Company's resources for political purposes.

   In our view absent a system of accountability, corporate executives will be free to use the Company's assets in ways that could pose reputational and legal risks for the company.

   For these reasons, we urge a vote FOR this resolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL FOR THESE
REASONS:

   The Company makes a complete report of political contributions available to shareholders who request it, and a notice to that effect appears in the Company's 2003 Annual Report to Shareholders. The Board notes that the Company's political contributions are also generally reported and available at the appropriate government agencies, including the Federal Election Commission whose Web site is www.fec.gov.

   The Board believes that all political contributions made by the Company help support the Company's businesses and are in the best interest of the Company and its shareholders. Decisions regarding individual political action committee contributions are made by the Company employees who serve on the board of directors of the Company's political action committee. Contributions to state and local political candidates are determined by Company management responsible for the Company's state and local legislative affairs.

   The Board believes that the present method whereby interested shareholders can obtain the information they seek from existing sources is preferable to, and less expensive than, preparing and mailing a separate report on political contributions to shareholders whether they wish to receive it or not.

                            EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

     COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation and Benefits Committee has overall responsibility for executive officer compensation and other compensation and benefit programs for key employees under its charter. No member of the Committee is an employee of the Company or participates in any of its employee compensation programs. The Committee engages independent compensation consultants and considers their data and input.

OBJECTIVES

   The Company has designed its executive compensation programs to:

   . attract, motivate and retain the most talented executives;

   . link the financial interests of the Company's executives and its shareholders; and

   . provide rewards for behavior consistent with the Company's values.

   To meet these objectives, the Committee considers objective and subjective factors in making pay decisions for the 12 executive officers of the Company and for reviewing compensation and benefit programs. These factors range from competitive pay practices to its judgment of business and individual performance.

EXECUTIVE OFFICER COMPENSATION PROGRAMS AND POLICIES

   COMPENSATION GUIDELINES. The Committee sets compensation guidelines for base salary, annual incentive and long-term incentive awards for each executive officer position. The Committee uses three factors to set these guidelines: (1) competitive pay practices, (2) job scope and responsibility, and (3) the Company's need to attract, retain and reward executive talent. The importance of each factor varies by individual. For 2003, the Committee reviewed competitive pay practices at approximately 50 companies that compete with the Company in business or for executive talent. Nearly all of these companies are in the Standard & Poor's (S&P) 500 Index and approximately half are in the S&P Financial Index. When the Committee approves compensation, it considers these guidelines, current competitive market data and its judgment of Company, business unit and individual performance as described below.

   BASE SALARY. The Committee reviews possible merit increases in base salary every 18 months or longer. During this review the Committee considers the compensation guideline for the executive officer position and individual performance. The Committee may also increase the base salary of executives who are promoted or change jobs within the executive group or in special circumstances. Other than base salary adjustments for promotions and changes in responsibilities, base salaries for executive officers have not been changed since 1999, excluding the one-year reduction in salary payments in 2002.

   ANNUAL INCENTIVE AWARDS. The Company's annual incentive awards compensate executive officers for annual performance.

   For 2003 the Company paid annual incentive awards to each of the executive officers, including the Chief Executive Officer and the four other most highly compensated executive officers. (In this Proxy Statement we refer to these five executives as the named executives.) The Committee used its judgment about each individual's annual goal and leadership performance to make discretionary awards, giving equal weight to the goal and leadership categories.

   The Committee evaluated progress toward goals in these areas that are important for sustaining the Company's success:

   . SHAREHOLDER VALUE (50% WEIGHT). Includes shareholder return, earnings growth, revenue growth, return on equity and reengineering.

   . CUSTOMER (25% WEIGHT). Includes customer survey results, expansion and retention of customer base and development of products and services.

   . EMPLOYEE (25% WEIGHT). Includes employee survey results, success in achieving long-term, world-class targets and retention of talented employees.

   The Committee evaluated leadership by considering a variety of factors: developing winning strategies, driving results, focusing on the customer and client, driving innovation and change, building and leveraging relationships, communicating effectively, building diverse talent and demonstrating personal excellence.

   The Committee used similar criteria to evaluate the goal and leadership performance of Mr. Chenault. The specific factors the Committee used to evaluate Mr. Chenault's goal performance are described on pages 18-20. The Committee did not assign weights to the goal categories in evaluating Mr. Chenault's performance. In addition, the Committee evaluated his leadership based on its judgment of his overall leadership of the senior management team and the Company.

   To recognize 2003 performance, the Committee decided to pay a cash annual incentive award to all executive officers and issue restricted stock awards to certain executive officers. Each restricted stock award is subject to vesting in equal installments on the first, second and third anniversaries of the January 2004 grant date.

   LONG-TERM INCENTIVE AWARDS. The Company's long-term incentive award program rewards executive officers for Company, business unit and individual performance over more than one year. In 2003, annual long-term awards included stock option and Portfolio Grant (PG) awards. The Committee approved awards in amounts that were consistent with compensation guidelines after reviewing the incentive and retention value of outstanding stock option, PG and restricted stock awards held by each executive officer.

      STOCK OPTIONS. Ten-year stock options reward executive officers if the Company's share price increases for all shareholders. Executives may exercise 25% of the 2003 grant after one year, 50% after two years, 75% after three years, and 100% after four years.

      PG AWARDS. The Committee granted PG-XIV awards in 2003 to executive officers to link their interests to longer-term financial and shareholder return performance. The awards contain a formula based on the Company's 2003-2005 earnings per share growth, revenue growth and average return on equity, and the Company's total shareholder return compared to the return of the S&P Financial Index. The Committee may adjust the values produced by these performance measures downward based on its judgment of Company, business unit and individual performance. To receive payment, PG-XIV award holders generally must be employed by the Company through the vesting and payment date in February 2006.

   ADDITIONAL AWARDS. The Committee may in its judgment grant short- or long-term awards or make payments for special contributions or job promotions, to attract new hires to the Company, to retain executives or in special circumstances. In February 2004, the Committee made cash payments to all executive officers to recognize their individual contributions to the Company's or business unit's financial performance over the 2001-2003 period, taking into account the economic environment and circumstances during the period and the level of long-term compensation for the executive officers for such period.

   DEFERRAL AND OTHER PROGRAMS. Under the annual Pay-for-Performance Deferral Program, executives may defer receipt of part of their current compensation to a later date. Each year the Company adds to or subtracts from the deferred compensation value an amount determined from a schedule linked to the Company's annual return on equity, subject to vesting requirements. Generally, the earnings vest five years after the compensation is deferred, or upon retirement eligibility (i.e., at least age 55 with 10 years of service). The Company also provides executive officers with pension, profit sharing, incentive savings, life insurance, perquisite and other benefits consistent with market practices. The reportable value of these programs is shown on pages 21-23.

   SHARE OWNERSHIP. The Company's share ownership policy requires approximately 160 senior officers, including executive officers, to have an ongoing ownership stake in the Company and thereby link to shareholder interests. In 2003, the Committee approved changes to the stock ownership policy to strengthen the alignment with shareholder interests, and reflect emerging good practices.

   The updated policy is effective January 1, 2004, replaces the prior policy and has these key features:

   . Participants are expected to own Company shares with a target value of a multiple of their base salary, ranging from one times base salary for certain participants to 10 times for Mr. Chenault. Only the value of shares held in identified brokerage accounts, in registered form or in accounts under benefit programs will be counted under the policy.

   . If a participant has not yet reached the target ownership requirement, he or she must retain a substantial number of shares acquired from any stock option exercise or restricted share vesting. These held shares must have a value of 75% of the net after-tax gain from the stock transaction.

   . In addition, after achieving their stock ownership targets, executive officers and selected other senior executives must retain for at least one year shares with a value of 50% of the net after-tax gain from any stock option exercise or restricted share vesting.

   DETRIMENTAL CONDUCT. To help protect the Company's competitive position, approximately 600 officers, including executive officers, have signed agreements that include a provision that requires them to forfeit the proceeds from some or all of their long-term incentive awards received up to two years prior to employment termination, if they engage in conduct that is detrimental to the Company. Detrimental conduct includes working for certain competitors, soliciting customers or employees after employment ends and disclosure of confidential information.

   MILLION DOLLAR CAP. Current U.S. tax law has a $1,000,000 annual tax deduction limit on compensation the Company pays to the Chief Executive Officer and the four other most highly compensated executive officers. The limit does not apply to "performance-based" compensation (as defined under the Code and related regulations). In general, compensation is performance-based only if payment is contingent upon attainment of pre-established objective performance goals that are set by the Committee. The Committee may use its discretion to set actual compensation below the maximum amount calculated by application of the Company performance criteria.

   The Committee's general policy is to structure compensation programs that allow the Company to fully deduct the compensation under the Million Dollar Cap requirements. The Committee also believes that the Company needs flexibility to meet its incentive and retention objectives, even if the Company may not deduct all of the compensation. The Company expects that the 2003 annual incentive, stock option and PG-XIV awards (except in one mid-year adjustment situation) will be treated as performance-based and thus be deductible. It also expects the vesting of certain restricted stock in 2003 that was originally granted in payment of a performance-based award, and the vesting of PG-XII amounts in 2004 that are performance-based, to be deductible for Million Dollar Cap purposes. The application of the Million Dollar Cap requirements may limit the deductibility of compensation resulting from the vesting in 2003 of certain other restricted stock and certain cash payments made to the named executives in 2004 (described above under "Additional Awards").

CHIEF EXECUTIVE OFFICER COMPENSATION

   The Committee made decisions about Mr. Chenault's 2003 compensation and awards after reviewing performance and compensation with the full Board. The Committee considered the Company's overall performance, as well as initiatives taken to strengthen its overall competitive position. The compensation decisions were in accordance with the Company's objectives and included the following:

   SALARY. Mr. Chenault's annual base salary in 2003 was $1,000,000. This is the same salary that he received in 2001. In 2002, the Committee approved a one-year 5% reduction in salary payments otherwise payable during 2002, in support of cost reduction objectives.

   ANNUAL INCENTIVE. To recognize 2003 performance, the Committee approved a cash annual incentive award for Mr. Chenault of $3,500,000 and 17,416 restricted shares vesting over three years as described earlier for certain executive officers. With respect to the restricted shares, 8,678 shares were granted in payment of a previously established performance-based award and the remaining 8,738 shares are subject to future financial performance for vesting. The Committee determined these awards based on Mr. Chenault's annual incentive award guideline, goal and leadership performance, the Company's results and the economic and competitive environment in 2003. Performance highlights for 2003 are described below.

   2003 FINANCIAL PERFORMANCE

   . FINANCIAL MEASURES: The Company met or exceeded its long-term financial targets of 12%-to-15% growth in earnings per share (EPS), 18%-to-20% return on equity (ROE) and revenue growth of 8%. Diluted EPS grew by 14%, ROE was 20.6% and revenues increased 9%.

   . SHAREHOLDER RETURN: American Express total shareholder return (TSR) for
     2003 was 38%, compared with 28% for the Dow Jones Industrial Average, 29% for the S&P 500 Index and 31% for the S&P Financial Index. At year-end, American Express' price/earnings ratio was higher than any of the top 20 global financial services companies by market capitalization, a level that indicates both the strength of the Company's current financial performance and the market's confidence in the Company's future growth.

   INITIATIVES TO STRENGTHEN THE BUSINESS

   Actions implemented by Mr. Chenault and the senior management team over the past several years allowed the Company to overcome the difficult environment early in 2003, to capitalize on the improving economic conditions and to build additional momentum during the second half of the year. This success reflects the fundamental changes to the Company's business model that have been made over the past three years of Mr. Chenault's leadership. In 2003, American Express continued to focus on the three areas critical to building a sustainable platform for medium to long-term growth:

   INCREASING THE FLEXIBILITY AND IMPROVING THE ECONOMICS OF ITS BUSINESS MODELS SO THAT THE COMPANY CAN MEET FINANCIAL OBJECTIVES EVEN IN A SLOWER-GROWTH ECONOMY. KEY ELEMENTS INCLUDE:

   . An ongoing focus on reengineering, which led to the third year in a row of benefits exceeding $1 billion (efforts included improving key business processes to increase efficiency, reducing costs and creating revenue-producing opportunities); and

   . Continuing to diversify the Company's cardmember spending base by shifting away from its historical reliance on spending in the travel and entertainment sectors and expanding its presence among merchants in the retail and everyday spending sectors, as well as in industries where cash or checks are the predominant form of payment.

   SUBSTANTIALLY IMPROVING ITS OVERALL RISK PROFILE BY:

   . Achieving industry-leading credit quality in its card businesses (with charge and lending write-off rates at or near historic lows);

   . Continuing to focus on improving the overall quality of the American
     Express Financial Advisors (AEFA) owned investment portfolio; and

   . Continuing to shift loan exposure at American Express Bank (AEB) from corporate to consumer lending.

   INCREASING ITS INVESTMENT IN BUSINESS-BUILDING INITIATIVES SUCH AS:

   . New card acquisition;

   . The launch of new products;

   . Marketing and loyalty programs; and

   . Targeted acquisitions, such as Threadneedle Asset Management and
     Rosenbluth International.

   BUSINESS PERFORMANCE

   The Company achieved significant business accomplishments in its core businesses during 2003. Highlights of these accomplishments include:

   GLOBAL PAYMENTS BUSINESSES

   . Adding a net total of 3.5 million cards in force, thereby achieving a milestone 60.5 million cards in force worldwide;

   . Increasing the total amount of spending on American Express Cards by 13% and achieving strong growth in worldwide lending balances;

   . In the United States, introducing Blue Cash from American Express, a fee-free credit card that offers up to 5% cash back on purchases;

   . Enhancing the value of its industry-leading Membership Rewards program by adding new partners in a range of industries;

   . Continuing to grow its OPEN Small Business Network(R) by introducing the Business Cash Rebate Card, the Platinum Business Credit Card and SBA Express, which enables the Company to offer line-of-credit products that are backed by the U.S. Small Business Administration;

   . Launching more than 80 new or enhanced proprietary card products in countries outside the United States and signing nine additional partners to its Global Network Services (GNS) business;

   . Completing the acquisition of Rosenbluth International, thus expanding
     American Express' position as the largest corporate travel management company in the world and strengthening its ability to serve the interests of small, mid-sized and large corporate customers;

   . Introducing a portfolio of airline cobrand cards in key markets around the world to help mid-size companies, which typically do not have the bargaining power to negotiate discounts with airlines (this includes issuing cobranded corporate cards with American Airlines and Qantas, renewing our cobrand card with Air France, and announcing plans to introduce new cards with KLM and Aeroplan, a wholly owned subsidiary of Air Canada); and

   . Expanding the number of key corporate account signings.

   RETAIL FINANCIAL SERVICES BUSINESSES

   . Making good progress toward its goal of improving investment performance in both equity and fixed income;

   . Significantly strengthening its asset management capabilities internationally through the acquisition of Threadneedle Asset Management, which will play a key role in the expansion of the Company's financial services businesses outside the United States and become its international asset management platform;

   . Introducing six new mutual funds, as well as launching Financial Accounts
     (a free online service that helps clients organize and track the value of their American Express and third-party financial accounts) and the American Express ONE(R) High-Yield Savings Account (offering account holders the benefits of competitive interest rates for their cash reserves);

   . Increasing total assets owned, managed and administered at AEFA by 58% (or
     22% excluding the Threadneedle acquisition) and the total number of AEFA advisors by 4%; and

   . Delivering strong financial results at AEB, with solid growth in the private banking and the financial institutions businesses, as well as a 29% increase in assets managed and administered.

   EMPLOYEE AND LEADERSHIP TALENT

   . The Company refocused employees on key elements of its corporate culture that will drive its success in the future, including a continuing commitment to the Company's values and positioning it as an employer of choice.

   . Results of the annual employee survey indicated that employees rate the Company highly, relative to the prior year's results and external benchmarks.

   . The Company continued to focus on developing the leadership capabilities of its leaders, as well as ensuring that appropriate talent exists within the Company. It also made significant strides in retaining employees identified as high performers and those who have a high impact on customer service.

   LONG-TERM INCENTIVE AWARDS. In January 2003, the Committee approved 486,000 nonqualified stock option shares and a PG-XIV award with a grant value of $1,000,000 for Mr. Chenault. The PG award was at his compensation guideline. The stock option shares were below his compensation guideline and, consistent with other executives, reflected a 10% reduction in shares compared with the award a year earlier.

   In February 2004, the Committee certified achievement of the financial and shareholder return performance goals and approved a resulting payout value for the PG-XII award granted in 2001 (which had a 2001-2003 performance period) in the amount of $570,155.

   The Committee approved an additional cash payment for Mr. Chenault in the amount of $1,913,845, which was based on the Company's financial performance and Mr. Chenault's individual performance and leadership over the 2001-2003 period. In determining such payment, the Committee also considered the economic environment and circumstances in which the Company operated during the three-year period, and reviewed the level of long-term compensation for Mr. Chenault for such period.

   In 2003, the Committee approved the elimination of the restoration stock option feature for new stock option awards to be granted starting January 2004. The Company expects that this action will reduce potential stock option expense and share usage in the future. The restoration feature continues on previously granted stock option awards (see description on page 24).

   The Committee approved annual stock awards in January 2003 that reduced share usage to approximately 1.1% of outstanding common shares compared with 2.9% for the January 2002 annual stock awards. This change was one result of a 2002 review of the Company's total compensation program. The January 2003 annual stock awards included stock option shares for executive officers which were reduced 10% compared with January 2002 stock option shares (except for two executive officers whose guidelines were changed to reflect job responsibilities). The Committee also lengthened the vesting schedule for these stock options to annual installments over four years (compared to vesting over three years for prior awards). In January 2004, the Committee approved annual stock awards that continued share usage at the level of approximately 1.1% of outstanding common shares.

                                          COMPENSATION AND BENEFITS COMMITTEE

                                          Jan Leschly, Chairman
                                          Peter R. Dolan
                                          Richard A. McGinn
                                          Edward D. Miller
                                          Frank P. Popoff

   This table contains information about compensation we paid or accrued to the named executives in respect of 2003, 2002 and 2001:

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                           ----------------------------------- --------------------------------
                                                                      AWARDS          PAYOUTS
                                                               --------------------- ----------
                                                     OTHER     RESTRICTED  OPTIONS/  LONG-TERM
NAME AND PRINCIPAL                                   ANNUAL      STOCK       SARS    INCENTIVE   ALL OTHER
POSITION AT                                         COMPEN-      AWARDS   (# SHARES)  PAYOUTS   COMPENSATION
DECEMBER 31, 2003     YEAR SALARY($)  BONUS($)(1) SATION($)(2)   ($)(3)      (4)      ($)(5)       ($)(6)
------------------    ---- ---------- ----------- ------------ ---------- ---------- ---------- ------------
K.I. Chenault........ 2003 $1,000,000 $3,500,000    $243,517   $  887,345  837,215   $2,484,000   $562,531
  Chairman and Chief  2002    950,000  2,800,000     238,190    4,545,120  862,074    1,432,500    418,803
  Executive Officer   2001  1,000,000  2,218,000     231,720    8,253,200  895,177    2,722,913     58,243

A.F. Kelly, Jr....... 2003    475,000  1,090,000      88,659      278,849  226,406    1,311,000     58,607
  Group President     2002    451,250    910,000      85,924    2,178,984  207,396    1,168,500     38,465
  U.S. Consumer and   2001    475,000    695,000      84,546    3,073,000  200,000    1,500,928     29,993
  Small Business
  Services

J.M. Cracchiolo...... 2003    475,000  1,010,000     106,220      253,527  316,918    1,311,000    114,706
  Group President     2002    451,250    860,000      94,146    2,178,984  262,897    1,104,375     67,722
  Global Financial    2001    475,000    710,000      90,782    3,073,000  200,000    1,500,928     27,350
  Services

G.L. Crittenden...... 2003    498,077    910,000      88,373      228,154  171,000    1,311,000    160,965
  Executive Vice      2002    475,000    750,000      85,811      979,206  180,000      907,250    227,849
  President and Chief 2001    500,000    575,000      84,546    2,816,624  180,000      531,300    137,072
  Financial Officer

E.P. Gilligan........ 2003    441,154    895,000      97,721      223,059  210,137    1,104,000     80,928
  Group President     2002    403,750    750,000      85,850    1,146,306  201,381      984,000     69,312
  Global Corporate    2001    425,000    585,000      84,546    2,735,848  180,000    1,385,472     25,381
  Services

--------

(1) The amounts in this column reflect cash payments under annual incentive awards.

(2) These numbers reflect the cost to the Company of providing perquisites and other personal benefits. They also include personal travel expenses for Mr. Chenault, which are calculated in accordance with IRS guidelines. SEC rules require us to break out each benefit that exceeds 25% of the total we report for each named executive as follows:

                                                           LOCAL     FLEXIBLE
                                                          TRAVEL    PERQUISITE
    NAME                                                  BENEFIT   ALLOWANCE
    ----                                                  -------   ----------
    K.I. Chenault........................................ $94,367         --
    A.F. Kelly, Jr.......................................  30,000    $35,000
    J.M. Cracchiolo......................................  30,000     35,000
    G.L. Crittenden......................................  30,000     35,000
    E.P. Gilligan........................................  30,000     35,000

(3) This column includes the grant date value of restricted share grants we made as performance or retention awards. The awards shown for 2003 (granted in January 2004) vest in equal installments after one, two and three years from the grant date. With respect to those awards, approximately half of Mr. Chenault's shares were issued in payment of a previously established performance-based award and the remaining shares are subject to future financial performance for vesting; the restricted shares for the other named executives were issued in payment of previously established performance-based awards. The awards shown for 2002 (granted in January
    2003) and 2001 contain financial performance measures for vesting. If the applicable financial performance measures required for vesting are met: the 2002 awards vest in equal installments after three and four years from the grant date; and the 2001 awards vest four years from the grant date. The Company expects that all the restricted stock awards shown in this table will, upon vesting, be deductible for Million Dollar Cap purposes. We value restricted share awards in the table based on the closing price of the Company's common shares on the New York Stock Exchange on the grant date. We pay dividend equivalents on the restricted shares in the same way we pay dividends on our common shares.

   On December 31, 2003, the named executives held the restricted shares set forth below. We valued them based on the closing price of $48.23 on December 31, 2003.

                                             NUMBER OF           VALUE ON
    NAME                                 RESTRICTED SHARES   DECEMBER 31, 2003
    ----                                 -----------------   -----------------
    K.I. Chenault.......................      401,000           $19,340,230
    A.F. Kelly, Jr......................      172,700             8,329,321
    J.M. Cracchiolo.....................      172,700             8,329,321
    G.L. Crittenden.....................      109,500             5,281,185
    E.P. Gilligan.......................      132,200             6,376,006

(4) These include annual, special and restoration stock option awards. For Mr. Chenault, we include a 2001 promotional stock option grant, which vests in equal installments after four, five and six years from the grant date. For Mr. Gilligan, we include a 2003 stock option award granted for additional responsibilities which he assumed. This award vests in equal annual installments after one, two, three and four years from the grant date. We describe all stock option grants made in 2003 in the table captioned "Option Grants in 2003" on page 23.

(5) For 2003, these include the value of the Portfolio Grant XII awards (PG-XII awards) granted in 2001, and additional cash payments made in February 2004. The PG-XII awards vested and became payable in February 2004. Each PG award has two parts. The first part is the Financial Incentive Component, which accounts for 60% of the target value of the award. We valued this part based on earnings per share growth, revenue growth and average return on equity for the Company over the 2001-2003 period. The second part is the Stock Incentive Component, which accounts for 40% of the target value of the award. We valued this part based on our total shareholder return compared to that of the S&P Financial Index over the 2001-2003 period. The Company expects that PG-XII payments will qualify as deductible, performance-based compensation under the Million Dollar Cap requirements.

   The additional cash payments referred to above for Messrs. Chenault, Kelly, Cracchiolo, Crittenden, and Gilligan were made based on, among other things, individual and organizational performance over the 2001-2003 period, as well as an assessment of the economic environment and circumstances in which the Company operated during such period. These additional amounts may be subject to the tax deductibility limitations imposed by the Million Dollar Cap requirements.

(6) The dollar value of the amounts in this column include the following:

                                   EMPLOYER
                                 CONTRIBUTIONS   ABOVE-MARKET
                                     UNDER       EARNINGS ON       VALUE OF
                                  SAVINGS AND      DEFERRED      SPLIT-DOLLAR
   NAME                          RELATED PLANS   COMPENSATION   LIFE INSURANCE
   ----                          -------------   ------------   --------------
   K.I. Chenault.................   $77,422        $472,369         $1,969
   A.F. Kelly, Jr................    36,811          20,571          1,225
   J.M. Cracchiolo...............    36,811          76,645          1,250
   G.L. Crittenden...............    38,600         120,655          1,710
   E.P. Gilligan.................    34,189          45,584          1,155

   In addition, this column includes a payment for Mr. Chenault of $10,770 from a personal investment in a limited partnership managed by a former subsidiary.

   Earnings on compensation deferred by a participant are determined according to a variable crediting schedule linked to the Company's annual return on equity, and are subject to vesting requirements. Generally, the earnings vest five years after the compensation is deferred, or upon retirement eligibility (i.e., at least age 55 with 10 years of service). The above-market earnings shown in the table are calculated for each participant based on the difference between actual 2003 earnings under the program and hypothetical earnings under applicable IRS rates.

   This table contains information about stock option grants we made to the named executives in 2003:

                             OPTION GRANTS IN 2003

                                    INDIVIDUAL GRANTS
                        ------------------------------------------
                        NUMBER OF   % OF TOTAL
                       SECURITIES   OPTIONS
                        UNDERLYING  GRANTED TO EXERCISE            GRANT DATE
                         OPTIONS    EMPLOYEES   PRICE   EXPIRATION   PRESENT
   NAME                 GRANTED(#)   IN 2003    ($/SH)     DATE    VALUE($)(4)
   ----                 ----------  ---------- -------- ---------- -----------
   K.I. Chenault.......  486,000(1)    3.90%   $33.403   1/26/13   $4,898,880
                         177,191(2)    1.42     36.385   2/22/08    1,747,103
                         174,024(2)    1.40     37.520   2/22/08    1,745,461
   A.F. Kelly, Jr......  180,000(1)    1.44     33.403   1/26/13    1,814,400
                           6,515(2)    0.05     46.980   2/25/06       59,482
                          14,826(2)    0.12     46.980   2/23/07      156,563
                          25,065(2)    0.20     46.980   2/22/08      318,075
   J.M. Cracchiolo.....  180,000(1)    1.44     33.403   1/26/13    1,814,400
                          27,775(2)    0.22     37.915   2/23/07      261,363
                           4,986(2)    0.04     41.355   2/23/07       49,361
                          43,064(2)    0.35     47.500   2/22/08      544,760
                          27,103(2)    0.22     47.500   2/22/08      342,853
                          33,990(2)    0.27     47.500   7/26/08      438,471
   G.L. Crittenden.....  171,000(1)    1.37     33.403   1/26/13    1,723,680
   E.P. Gilligan.......  162,000(1)    1.30     33.403   1/26/13    1,632,960
                          16,721(2)    0.13     45.505   2/23/07      178,413
                          22,416(2)    0.18     45.505   2/22/08      283,562
                           9,000(3)    0.07     45.555   7/27/13      112,410

--------

(1) We granted these nonqualified stock options on January 27, 2003 as part of our annual award program. Each option has an exercise price per share equal to the fair market value per common share on the grant date. The Company defines fair market value as the average of the high and low trading prices of a Company share as reported on the New York Stock Exchange Composite Tape on the date of grant. The options also have the restoration feature described in note (2) below. Executive officers may transfer them to certain family members and entities for their beneficial interest, subject to requirements or changes as determined by the Company, including termination of this feature. Holders may exercise 25% of their options after one year, 50% after two years, 75% after three years and 100% after four years, subject to award requirements. All outstanding stock options may also become exercisable upon death, disability termination, retirement or a change in control of the Company as we describe on pages 28-30.

(2) These are restoration options that we granted when participants exercised stock options that were outstanding for at least five years. The number of restoration option shares we granted equals the number of shares that the holder delivered to us as payment of the exercise price of the original option plus the number of shares withheld to pay tax withholding. The exercise price of the restoration option is the fair market value of a Company common share on the date of its grant. The holder of a restoration option may exercise it after six months from the grant date (but no later than the original stock option's expiration date). For Mr. Chenault these dates are September 20, 2003 and November 1, 2003. For Mr. Kelly, this date is March 19, 2004. For Mr. Cracchiolo, these dates are October 29, 2003, November 29, 2003 and June 23, 2004. For Mr. Gilligan, this date is March 4, 2004.


(3) We granted this nonqualified stock option on July 28, 2003 for additional responsibilities which Mr. Gilligan assumed. This award has the standard stock option provisions and vests in equal annual installments after one, two, three and four years from the grant date.

(4) These numbers show hypothetical values under a variation of the Black-Scholes option pricing model. This model is a complicated mathematical formula that makes assumptions about stock option features. A number of these assumptions do not apply to the options we grant to our executive officers and other employees. In particular, the model assumes that holders can exercise stock options immediately and freely transfer them. For these reasons, we caution that the values we show in the table are theoretical and may not reflect the amounts that option holders will realize. Whether an option holder realizes value and how much this value is will depend on what our share price is relative to the exercise price. The assumptions listed below and Black-Scholes values are consistent with the assumptions that we used to report stock option valuations in our 2003 Annual Report to Shareholders. In addition, we use the same method to expense the fair value of stock options prospectively beginning with 2003 grants.

ASSUMPTIONS FOR VALUING JANUARY 2003 GRANTS:

   . The exercise price is the same as our share price on the grant date.

   . A 4.5-year life for each option. Based on recent experience, this is the amount of time that passes before holders of our options exercise them.

   . Expected dividend yield of 1.0%. This reflects the yield on the grant date.

   . Expected stock price volatility of 34%. This reflects the most recent volatility for the month-end stock prices of the Company's common shares for the 54 months prior to the grant date.

   . A risk-free rate of return of 2.9%. This reflects the return an investor could expect in a risk-free investment with the same grant and expiration date as our stock options. This is the yield on a zero-coupon bond on the option grant date with a maturity date similar to the expected life of the stock options.

ASSUMPTIONS FOR VALUING RESTORATION AND SPECIAL OPTIONS:

   The values shown for the restoration and special stock options are based on the same model above except that the assumptions reflect:

   . A 4.5-year life for special stock option awards and the remaining term or a maximum of 4.5 years for the restoration stock option awards.

   . A risk-free rate of return ranging from 1.1% to 3.3%.

   . Expected dividend yield ranging from 0.8% to 1.0%.

   . Expected stock price volatility ranging from 29% to 31%.

   This table contains information about stock option exercises by the named executives during 2003 and unexercised options and stock appreciation rights they held at the end of 2003:

    AGGREGATED OPTION EXERCISES IN 2003 AND YEAR-END 2003 OPTION/SAR VALUES

                                         NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                              UNDERLYING               IN-THE-MONEY
                                       UNEXERCISED OPTIONS/SARS        OPTIONS/SARS
                                         AT DECEMBER 31, 2003     AT DECEMBER 31, 2003(1)
                                       ------------------------- -------------------------
                  SHARES
                 ACQUIRED     VALUE
                ON EXERCISE  REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
NAME                (#)        ($)         (#)          (#)          ($)          ($)
----            ----------- ---------- ----------- ------------- ----------- -------------
K.I. Chenault..   450,639   $3,430,704  2,090,010    2,714,334   $17,398,123  $22,557,130
A.F. Kelly, Jr.    67,100    1,506,881    566,265      662,341     6,122,400    6,143,876
J.M. Cracchiolo   190,909    2,954,541    562,125      720,092     4,943,841    6,066,227
G.L. Crittenden         0            0    180,000      531,000       930,300    4,396,017
E.P. Gilligan..   385,000    5,603,962    345,381      624,137     3,283,895    6,503,185

--------

(1) We base this value on the $48.23 closing price of our common shares on the New York Stock Exchange on December 31, 2003.

   This table contains information about Portfolio Grant awards we made in 2003 to the named executives:

                LONG-TERM INCENTIVE PLANS -- PG AWARDS IN 2003

                                            ESTIMATED FUTURE PAYOUTS(1)
                                         ----------------------------------
                             PERFORMANCE
    NAME              AWARD    PERIOD    THRESHOLD($) TARGET($)  MAXIMUM($)
    ----              ------ ----------- ------------ ---------- ----------
    K.I. Chenault.... PG-XIV  2003-2005    $288,000   $1,500,000 $4,550,000
    A.F. Kelly, Jr. . PG-XIV  2003-2005     136,800      712,500  2,161,250
    J.M. Cracchiolo.. PG-XIV  2003-2005     136,800      712,500  2,161,250
    G.L. Crittenden.. PG-XIV  2003-2005     136,800      712,500  2,161,250
    E.P. Gilligan.... PG-XIV  2003-2005     127,800      672,000  2,030,000

--------

(1) PG awards link compensation to our financial and total shareholder return performance. Each PG award consists of a Financial Incentive Component and a Stock Incentive Component. The Financial Incentive Component represents 60% of the target value of the award and earns value based on earnings per share growth, revenue growth and average return on equity of the Company over the 2003-2005 period. The Financial Incentive Component will earn value if we achieve at least a threshold level of performance on any of these financial measures. The Stock Incentive Component represents 40% of the target value of the award and earns value based on how our total shareholder return compares to that of the S&P Financial Index over the 2003-2005 period. Total shareholder return means share price appreciation plus dividends.

   We structured the PG awards in the table to qualify as performance-based compensation under the Million Dollar Cap (except for approximately 10% of the value shown for Mr. Gilligan, which was granted at mid-year). Under the qualifying awards, the Committee may adjust downward the formula values shown based on various factors, including Company, business unit and individual performance over the performance period.

PERFORMANCE GRAPH

   This graph compares the cumulative total shareholder return on our common shares for the last five fiscal years with the total return on the S&P 500 Index and the S&P Financial Index over the same period. The graph shows the growth of a $100 investment in our common shares, the S&P 500 Index and the S&P Financial Index on December 31, 1998 and the reinvestment of all dividends.

                     COMPARISON OF FIVE-YEAR TOTAL RETURN
                  OF AMERICAN EXPRESS COMPANY COMMON SHARES,
                     S&P 500 INDEX AND S&P FINANCIAL INDEX

            Cumulative Value of $100 Invested on December 31, 1998

                                     [GRAPH]

Year-End data*        American Express     S&P 500 Index    S&P Financial
--------------        ----------------     -------------    -------------
   1998                  $100.00             $100.00           $100.00
   1999                  $163.38             $121.04           $104.11
   2000                  $162.90             $110.02           $130.83
   2001                  $106.70             $ 96.96           $119.12
   2002                  $106.85             $ 75.54           $101.68
   2003                  $147.03             $ 97.19           $133.21



               * Source: Bloomberg (returns compounded monthly)

SHARE PLANS

   The following table provides summary information with respect to the Company's equity compensation plans under which the Company's common shares may be issued to employees or non-employees (such as Directors, consultants or advisers). Information relating to employee stock purchase plans and employee savings plans (such as 401(k) plans) is not included in the following table. Information is provided separately in the aggregate for the Company's equity compensation plans which have been approved by the Company's shareholders and for the one plan that was not approved by shareholders.

EQUITY COMPENSATION PLAN INFORMATION


-----------------------------------------------------------------------------------------------------------
                                      (A)                        (B)                        (C)
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
Plan category              Number of securities to    Weighted-average exercise  Number of securities
                           be issued upon exercise    price of outstanding       remaining available for
                           of outstanding options,    options, warrants and      future issuance under
                           warrants and rights        rights                     equity compensation plans
                                                                                 (excluding securities
                                                                                 reflected in column (a))
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
Equity compensation plans                156,732,806                    $37.917                 77,557,384
approved by shareholders
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

Equity compensation plans                          0                          0                     20,100
not approved by
shareholders
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

Total                                    156,732,806                    $37.917                 77,577,484
-----------------------------------------------------------------------------------------------------------

   The only equity compensation plan which has not been approved by the Company's shareholders is the Directors' Stock Plan. This plan, which was terminated in September 2003, provided for an annual grant of up to 600 common shares to each non-management Director for service in the prior year. This plan is more fully described on page 8 of this proxy statement.

PENSION BENEFITS

   We provide pension benefits under the American Express Retirement Plan and the American Express Supplemental Retirement Plan.

   AMERICAN EXPRESS RETIREMENT PLAN. We have a U.S. Retirement Plan that is commonly referred to as a cash balance plan. Each payroll period, we credit each participating employee with an amount equal to a percentage of the employee's base salary we pay in that period. We also credit each employee with a percentage of certain annual bonuses and other types of compensation at the time we pay the compensation. The percentage varies with the employee's age and years of service. This table shows the percentages we use to determine the amount of the credits:

                     SUM OF AGE PLUS
                     YEARS OF SERVICE APPLICABLE PERCENTAGE
                     ---------------- ---------------------
                       Less than 35..          2.50%
                       35-44.........          3.25
                       45-59.........          4.25
                       60-74.........          5.75
                       75-89.........          8.00
                       90 or more....         10.00

   On January 1, 2004 the sum of age plus years of service recognized by the Plan for the named executives was as follows: Mr. Chenault: 76, Mr. Kelly: 63, Mr. Cracchiolo: 68, Mr. Crittenden: 55 and Mr. Gilligan: 69.

   The Plan credits participants with interest on their cash balances. The Plan sets the interest rate each year based on an average of the interest rates for various five-year U.S. Treasury Notes. The minimum interest rate is 5%. The maximum rate is the lower of 10% or a specific rate set by the U.S. government under the tax laws. For 2003 the interest rate was 5.0%, and for 2004 the rate is 5.0%.

   When an employee retires or terminates employment after completing five years of service, the Plan will pay out the cash balance amounts. The Plan will make these payments in the form and at the time the employee elects, including payment in a single lump sum or as an annuity. An annuity obligates the Plan to make payments in monthly installments over time, in amounts based on assumptions we make as to life expectancy and the value of making payments in the future. Employees may choose similar methods of payment for benefits they earned before July 1, 1995.

   SUPPLEMENTAL RETIREMENT PLAN. By meeting certain legal requirements, the Retirement Plan provides a tax-advantaged way for us to provide retirement benefits. However, U.S. tax law limits the amount of benefits we can provide an employee as well as the amount of compensation that we can take into account under the Retirement Plan. We make up for these lost benefits under our U.S. Supplemental Retirement Plan.

   FUNDED PENSION PLAN. Some of our employees, including Messrs. Chenault, Cracchiolo and Gilligan, have earned retirement benefits under the U.S. American Express Funded Pension Plan, a plan in effect until May 1985. We purchased an annuity from an insurance company to fund benefits that these employees may receive under this plan when they leave the Company or upon reaching age 65.

   PENSION TABLE. We set forth in the table below the amount we estimate we will pay each year to the named executives as a single life annuity at age 65 under the Retirement Plan and the Supplemental Retirement Plan. Under a single life annuity, when the employee dies we cease making payments. We break out separately payments the insurance company will make under the Funded Pension Plan. In deriving our estimated payments for the Retirement Plan and the Supplemental Retirement Plan, we used these assumptions:

   . We credit interest on account balances at the actual rate for all years through 2004 and at 5% for 2005 and later years.

   . We start paying retirement benefits to the executives at normal retirement age (age 65) as a single life annuity based on an interest rate of 5.16% and U.S. government-approved assumptions as to life expectancy.

   . We continue to employ Messrs. Chenault, Kelly, Cracchiolo, Crittenden and
     Gilligan until age 65 at their current base salaries and pay them annual bonuses equal to their average bonus over the last five years. For Mr. Crittenden, the average bonus is based on bonus amounts paid in 2001 through 2003.

                         RETIREMENT PLAN
                         AND SUPPLEMENTAL
                         RETIREMENT PLAN   ANNUAL BENEFITS
                         ESTIMATED ANNUAL    PAYABLE BY     TOTAL ANNUAL
       EXECUTIVE OFFICER     BENEFITS     INSURANCE COMPANY   BENEFITS
       ----------------- ---------------- ----------------- ------------
        K.I. Chenault...     $782,673          $5,747         $788,420
        A.F. Kelly, Jr..      368,527               0          368,527
        J.M. Cracchiolo.      428,198           1,739          429,937
        G.L. Crittenden.      155,541               0          155,541
        E.P. Gilligan...      400,092           1,779          401,871

SEVERANCE, CHANGE IN CONTROL AND OTHER ARRANGEMENTS

   We have in place three types of compensation arrangements that we describe in this section of the Proxy Statement: a uniform severance policy, change in control policies and arrangements relating to death, disability and retirement.

   UNIFORM SEVERANCE POLICY. We have a uniform severance policy that applies to senior officers, including the named executives. Severance for executive officers is subject to the approval of the Compensation and Benefits Committee. If we terminate the employment of the participating officer for any reason generally other than misconduct, or we and the officer terminate such employment by mutual agreement, we will pay the officer severance over a period of two years or less. To receive these payments, the officer must sign a severance agreement that prohibits the officer from working for certain competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The officer must also agree to release any claims against us.

   The amount of severance that we would pay to each named executive is two times base salary plus two times the amount of the last bonus that was paid as of the date the executive is tendered a severance agreement by the Company. During all or a part of the severance period, the officer's long-term incentive awards continue to vest, and we will continue to offer coverage under certain welfare and benefit plans.

   CHANGE IN CONTROL POLICIES. We have designed our change in control policies to help keep employees focused on their jobs during the uncertainty that accompanies a change in control, to preserve benefits after a change in control transaction and to help us attract and retain key talent. We originally adopted these policies in 1994 and updated them in 2000. A change in control of the Company generally includes these events: (1) any person acquires 25% or more of our common shares or of voting securities, (2) a majority of our Directors are replaced, (3) certain mergers, reorganizations, consolidations, or sales of our assets, subject to consummation or (4) shareholder approval of a liquidation or dissolution of the Company.

   . SEVERANCE. We will pay the amount of severance that we would pay under the uniform severance policy in a lump sum to senior officers, including the named executives, if the officer's employment is terminated under certain conditions within two years after a change in control. These conditions include (1) a termination by the Company for any reason generally other than willful misconduct or conviction of a felony or (2) a termination by the officer for good reason. The officer would have good reason to terminate his or her employment if we impose a reduction in base salary or position, material reduction in the total value of annual incentive and long-term incentive award opportunities, certain relocations of the officer's workplace or duties materially inconsistent with prior duties. We refer to any of these employment terminations as a "Covered Termination."

   . PRO RATA BONUS. If a Covered Termination occurs within two years after a change in control, we will pay participating officers, including the named executives, a bonus for part of the year in which termination occurs. We will base the amount of the pro rata bonus on the average of the prior two annual incentive awards.

   . KEY EXECUTIVE LIFE. A change in control impacts split-dollar policies in existence under our U.S. Key Executive Life Insurance Plan before April 1, 2003. In the event a Covered Termination occurs within two years after a change in control, we will transfer the accrued value of the policy to a participating employee, including any of the named executives. Each policy provides life insurance coverage equal to four times annual base salary up to a maximum of $1.5 million. Key Executive Life Insurance coverage for participants whose coverage was initiated after April 1, 2003 is provided under a group term policy that is not affected by a change in control.

   . SUPPLEMENTAL RETIREMENT PLAN. We do not fund benefits under our Supplemental Retirement Plan. However, upon a change in control, we will fully fund benefits that participants have earned under the Supplemental Retirement Plan.

        If a Covered Termination occurs within one year after a change in control, we will provide senior officers, including the named executives, with an additional benefit under the Supplemental Retirement Plan. This benefit will equal the additional amount we would provide to the officers under the Retirement Plan if the officers had two additional years of service and age under that plan. If a Covered Termination occurs between one and two years after a change in control, we will use one additional year of service and age to calculate the additional benefits.

        If a Covered Termination occurs within one year after a change in control, we will add two years of service to participants' actual service when we determine whether profit sharing contributions we made to the Supplemental Retirement Plan have vested. If the termination occurs between one and two years after a change in control, we will add one year of service.

   . DEFERRED COMPENSATION PROGRAMS. Upon a change in control, we will credit to participants' accounts under our U.S. deferred compensation programs (including the Pay for Performance Deferral Program) two years of interest based on the rate in effect for the year before the change in control. We will also pay out all balances in these plans.

   . STOCK OPTIONS AND RESTRICTED SHARES. Stock option and restricted share awards that we issued to employees under our long-term incentive compensation plans will immediately vest upon a change in control. If an employee is terminated for reasons other than misconduct within two years after a change in control, the employee will have up to an additional 90 days from termination to exercise stock options granted on and after February 28, 2000.

   . PORTFOLIO GRANTS. If a Covered Termination occurs within two years after a change in control, Portfolio Grant awards under these plans will immediately vest and we will pay a pro rata portion of the value of the awards.

   . BENEFITS. We will continue for up to two years our subsidy of U.S. medical and dental benefits for employees who are terminated within two years after a change in control.

   . EXCISE TAX GROSS UP. Current U.S. tax laws generally (1) do not allow companies to deduct from income certain compensation provided in connection with a change in control that exceeds specified limits and (2) impose a 20% excise tax on the individuals who receive such compensation. We generally will pay to members of senior management, including the named executives, an amount in cash if necessary to offset this excise tax.

   DEATH, DISABILITY AND RETIREMENT. These policies generally apply to stock options, restricted share awards and Portfolio Grants that we issue to employees under our long-term incentive compensation plans, upon certain types of employment termination:

   . DEATH OR DISABILITY. Upon death or disability, unvested stock options and restricted shares will fully vest and Portfolio Grants will vest pro rata. If a participant is age 60 or older with 10 or more years of service, all or a portion of the remaining value of Portfolio Grants will vest. Following death or disability, the holder (or the holder's estate) will have up to five years to exercise vested stock options.

   . RETIREMENT. Upon retirement (meaning age 55 or older with 10 or more years of service), unvested restricted shares outstanding for more than two years will fully or partially vest. Portfolio Grants outstanding for more than one year will vest pro rata. If a participant is age 60 or older with 10 or more years of service, all or a portion of his or her unvested stock options, restricted shares and Portfolio Grants that the participant would have lost will also vest. Retirees may exercise vested stock options through the end of their original term.

                             CERTAIN TRANSACTIONS
--------------------------------------------------------------------------------

SERVICE BY DIRECTORS AND OFFICERS

   In the usual course of our business, we have transactions with many other firms, including financial institutions. Some of the directors or officers of these firms may also serve as directors or officers for us or our subsidiaries. We carry out our transactions with these firms on customary terms. The directors and officers who serve us, our subsidiaries or the other firms involved may not have knowledge of these transactions.

TRANSACTIONS BETWEEN THE COMPANY AND OUR DIRECTORS AND OFFICERS

   Our executive officers and Directors may from time to time take out loans from certain of our subsidiaries on the same terms that these subsidiaries offer to the general public. By way of example, American Express Centurion Bank may extend credit to our Directors and executive officers under their Optima(R) Cards or Blue from American Express(R). All indebtedness from these transactions is in the ordinary course of our business and is substantially on the same terms, including interest rates, in effect for comparable transactions with other people. Such indebtedness involves normal risks of collection and does not have features or terms that are unfavorable to our subsidiaries.

   Our executive officers and Directors may also have transactions with us or our subsidiaries involving other goods and services, such as travel, insurance and investment services. These transactions are also in the usual course of our business and we provide them on terms that we offer to our employees generally.

CERTAIN EMPLOYEES

   Occasionally we may have employees who are related to our executive officers or Directors. We compensate these individuals consistent with our policies that apply to all employees.

STOCK PURCHASE ASSISTANCE PLAN

   In 2002 the Company decided to stop issuing new loans under its Stock Purchase Assistance Plan (SPAP) which was approved by shareholders in 1983. The purpose of the plan was to provide full-recourse loans to enable certain of our senior officers to pay the exercise price of stock options (as well as related taxes) or to buy common shares in the open market. During 2003 none of the named executives had any loan amounts outstanding under SPAP. For all our executive officers as a group, the highest principal amount outstanding under SPAP during 2003 was $1.1 million which was repaid in February 2003. As of February 27, 2004, no loan to any executive officer remained outstanding.

   Participants were limited to a loan of 300% of their base salary, were required to repay the loan within five years, and pledged common shares as collateral, the value of which was at least 100% of the loan principal on the date of the loan. Outstanding loans required interest to be paid quarterly at a rate that is two percentage points below the prime lending rate of a major New York City bank.

TRANSACTIONS WITH SIGNIFICANT SHAREHOLDERS

   We have a number of ordinary course relationships with Berkshire Hathaway Inc. (Berkshire), its affiliates, and companies in which they have significant investments. Some of these companies are service establishments that accept our charge and credit cards and pay our subsidiaries fees when our customers use these cards. From time to time we may enter into joint marketing or other relationships with one or more of these companies that encourage our customers to apply for and use our cards. Our subsidiaries also provide Corporate Card or travel services to some of these companies and these companies pay fees to these subsidiaries. We or our subsidiaries may engage in other commercial transactions with these companies and pay or receive fees in these transactions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
--------------------------------------------------------------------------------

   Due to technical difficulties experienced by the Secretary's Office, a Form 4 filed on behalf of John D. Hayes, an executive of the Company, was not accepted by the SEC's filing system until 5:39 p.m. on June 13, 2003, approximately nine minutes after the 5:30 p.m. filing deadline.

                  DIRECTORS AND OFFICERS LIABILITY INSURANCE
--------------------------------------------------------------------------------

   We have an insurance program in place to provide coverage for directors and officers liability and fiduciary liability arising from employee benefit plans we sponsor. The coverage for directors and officers liability provides that, subject to the policy terms and conditions, the insurance carriers will (1) reimburse us when we are legally permitted to indemnify our directors and officers; (2) pay losses, including settlements, judgments and legal fees, on behalf of our directors and officers when we cannot indemnify them; and (3) pay our losses resulting from certain securities claims. The fiduciary liability portion of the program covers directors and employees who serve as fiduciaries for our employee benefit plans. It covers losses from alleged breaches of fiduciary or administrative duties, as defined in the Employee Retirement Income Security Act of 1974. Effective from November 30, 2003 to November 30, 2004, this insurance is provided by a consortium of carriers. ACE American Insurance Company is the lead insurer. National Union Fire Insurance Company, Federal Insurance Company, Gulf Insurance Company, Zurich American Insurance Company, Twin City Fire Insurance Company, Allied World Assurance Company, and Liberty Mutual Insurance Company provide excess coverage. The program also includes supplemental layers dedicated exclusively to providing coverage for directors and officers when we cannot indemnify them. The supplemental layers are provided by National Union Fire Insurance Company, Liberty Mutual Insurance Company, Allied World Assurance Company Ltd., Endurance Specialty Insurance Ltd., Indian Harbor Insurance Company, Houston Casualty Company, Columbia Casualty Company, Arch Insurance Company, Starr Excess International, and Max Re Ltd. This coverage is effective from November 30, 2003 to November 30, 2004. We expect to renew similar coverage at expiration. The annual premium for this coverage is approximately $11,310,000.

   As part of our insurance program, we have purchased an extension of coverage under the directors and officers liability policies that expired November 30, 2003. This extension provides coverage only for certain acts that occurred prior to expiration of the policies. The lead insurer on this extended coverage is Vigilant Insurance Company. A consortium of other insurers, including Gulf Insurance Company, National Union Fire Insurance Company, Certain Underwriting Members of Lloyds of London, Zurich American Insurance Company, Continental Casualty Company, Twin City Fire Insurance Company and St. Paul Mercury Insurance Company provide excess coverage. Supplemental layers, dedicated exclusively to providing coverage for directors and officers when we cannot indemnify them, are provided by ACE Bermuda Insurance Ltd., Greenwich Insurance Company, XL Insurance (Bermuda) Ltd., National Union Fire Insurance Company and Starr Excess International. The extended reporting period is effective from November 30, 2003 to November 30, 2004 and cannot be renewed. We paid a premium of approximately $2,269,000 for this insurance.

     REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS,
          NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS
--------------------------------------------------------------------------------

   Under SEC rules, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for the 2005 Annual Meeting of Shareholders, our Secretary must receive the proposal at our principal executive offices by November 15, 2004.

   Under our By-laws, and as SEC rules permit, shareholders must follow certain procedures to nominate a person for election as a Director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the Secretary of the Company at our principal executive offices. We must receive notice as follows:

   . Normally we must receive notice of a shareholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year's meeting. Assuming that our 2004 Annual Meeting is held on schedule, we must receive notice pertaining to the 2005 Annual Meeting no earlier than December 27, 2004 and no later than January 26, 2005.

   . However, if we hold the annual meeting on a date that is not within 30 days before or after such anniversary date, we must receive the notice no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

   . If we hold a special meeting to elect Directors, we must receive a shareholder's notice of intention to introduce a nomination no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

   A notice of a proposed nomination must include certain information about the shareholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder.

   The Board and our management have not received notice of, and are not aware of, any business to come before the Annual Meeting other than the items we refer to in this Proxy Statement. If any other matter comes before the Annual Meeting, the persons on our proxy committee will use their best judgment in voting the proxies.

                                  *  *  *  *

   We have mailed our 2003 Annual Report to Shareholders in connection with this proxy solicitation. IF YOU WOULD LIKE A COPY OF OUR 2003 FORM 10-K, EXCLUDING CERTAIN EXHIBITS, PLEASE CONTACT STEPHEN P. NORMAN, SECRETARY, AMERICAN EXPRESS COMPANY, 200 VESEY STREET, NEW YORK, NEW YORK 10285.

   Please vote by telephone or the Internet or sign, date and return the enclosed proxy or voting instruction form in the prepaid envelope. We encourage you to attend the April 26, 2004 meeting. The Company will not require tickets for admission to the meeting. However, to assure that attendance is limited to shareholders, please bring with you some proof of American Express Company common stock ownership, such as a current brokerage statement, and an identification bearing a photograph. No cellular telephones or beepers will be allowed in the meeting room.

                                                  /s/ Kenneth I. Chenault
                                                  KENNETH I. CHENAULT
                                                  Chairman and Chief Executive
                                                    Officer

                                                                      EXHIBIT A

                           AMERICAN EXPRESS COMPANY
                            AUDIT COMMITTEE CHARTER
               (AS AMENDED AND RESTATED AS OF FEBRUARY 23, 2004)
--------------------------------------------------------------------------------
PURPOSE

   The Committee is responsible for assisting the Board of Directors in its oversight responsibilities relating to (i) the integrity of the Company's financial statements and financial reporting process; (ii) internal and external auditing, including the qualifications and independence of the outside auditor and the performance of the Company's internal audit services function;
(iii) the integrity of the Company's systems of internal accounting and financial controls; (iv) legal and regulatory compliance and (v) the performance of the other Committee functions set forth in this charter.

   In discharging its responsibilities, the Committee is not itself responsible for the planning or conduct of audits or for any determination that the Company's financial statements and disclosures are complete and accurate or are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of the Company's management and the outside auditor.

ORGANIZATION

   The Committee shall be comprised of at least three directors. The members of the Committee shall be appointed by the Board and shall meet the independence, experience and expertise requirements of the New York Stock Exchange listing rules and applicable law.

   No member of the Committee shall simultaneously serve on the audit committees of more than two other public companies.

   The Committee shall meet at least four times per year, or more frequently as circumstances require, and shall make regular reports to the Board on the Committee's activities.

   The Committee shall meet periodically with management, with the General Auditor and with the outside auditor in separate executive sessions.

   The Committee is empowered to conduct its own investigations into issues related to its responsibilities and to retain independent legal, accounting or other advisors to advise the Committee.

   The Company shall provide for appropriate funding, as determined by the Committee in its capacity as a committee of the Board, for payment of compensation to the outside auditor employed by the Company for audit, review and attest services rendered to the Company and to any advisors employed by the Committee and for administrative expenses of the Committee.

   The Committee shall review and reassess the adequacy of the Committee charter at least annually, and recommend any changes to the Board for approval.

   The Committee shall evaluate its performance on an annual basis and establish criteria for such evaluation. The results of the annual evaluation will be discussed with the full Board.

RESPONSIBILITIES

   In carrying out its responsibilities, the Committee:

   . Has sole authority to appoint or replace the outside auditor, who shall report directly to the Committee.

   . Is directly responsible for the compensation and oversight of the work of the outside auditor.

   . Pre-approves all auditing services and permitted non-audit services
     (including the fees and terms thereof) to be performed for the Company by the outside auditor, and considers whether the provision of permitted non-audit services by the outside auditor is compatible with maintaining the auditor's independence.

   . Pre-approves all auditing services to be performed by accounting firms other than the outside auditor (e.g., statutory or regulatory audits outside the U.S. that are not performed by the outside auditor).

   . Reviews and evaluates, at least annually, the qualifications, performance and independence of the Company's outside auditor in accordance with regulatory requirements and guidelines, receives periodic reports from the outside auditor regarding the auditor's independence, discusses such reports with the outside auditor, and if so determined by the Committee, takes appropriate action to satisfy itself of the independence of the auditor.

   . Consults with management and the Company's General Auditor and, at least annually, obtains and reviews a report by the outside auditor describing such auditor's internal quality-control procedures, material issues raised by its most recent internal quality control review, or peer review (if applicable), or by any inquiry or investigation by governmental or professional authorities for the preceding five years in respect of one or more audits carried out by the outside auditor and the response of the outside auditor to deal with any such issues, reviews all relationships between the outside auditor and the Company, and assures the regular rotation of the lead audit partner, the concurring partner and certain other audit partners of the outside auditor as required by law.

   . Requires, at least every 10 years, a detailed review of the Company's audit firm, including a comparison of resources available in other firms.

   . Reviews and concurs in the appointment and replacement of the Company's
     General Auditor and reviews with the Internal Audit Department its responsibilities, budget and staffing.

   . Reviews the significant reports to management prepared by the Internal
     Audit Department, or summaries thereof, and management's responses and periodically reviews the experience and qualifications of the senior members of the Internal Audit Department and the quality control procedures of the Internal Audit Department.

   . Discusses with the General Auditor and the outside auditor the overall scope and plans for their respective audits, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits.

FINANCIAL STATEMENTS AND DISCLOSURE

   . Reviews and discusses with management and the outside auditor the annual audited financial statements and other financial information to be included in the Company's Annual Report on Form 10-K, including management's and/or the outside auditor's judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls.

   . Discusses the results of the annual audit and any other matters required to be communicated to the Committee by the outside auditor under generally accepted auditing standards, applicable law or listing standards, including matters required to be discussed by Statement on Auditing Standards No. 61.

   . Reviews with the outside auditor any management letter provided by the outside auditor and the Company's response and any problems or difficulties the outside auditor may have encountered in connection with the annual audit or otherwise.

   . Recommends to the Board, based on the reviews and discussions with management and the outside auditor described above, whether the annual audited financial statements should be included in the Company's Form 10-K Annual Report.

   . Reviews and discusses with the outside auditor any accounting or auditing issues on which the national office of the outside auditor was consulted.

   . Reviews with management and the outside auditor the Company's quarterly financial information to be included in the Company's Quarterly Reports on Form 10-Q.

   . Reviews and discusses with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and ratings agencies.

   . Discusses with management, the internal auditor and the outside auditor the adequacy and effectiveness of internal controls.

   . Reviews with the Chief Executive Officer and the Chief Financial Officer the Company's disclosure controls and procedures and reviews periodically, but in no event less frequently than quarterly, management's conclusions about the efficacy of such disclosure controls and procedures.

   . Reviews analyses prepared by management and/or the outside auditor setting forth significant financial reporting issues or judgments made in connection with the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

   . Reviews at least quarterly reports from the outside auditor on the following matters;

     . all critical accounting policies and practices to be used;

     . all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the outside auditor; and

     . other material written communications between the outside auditor and management, such as any management letter or schedule of unadjusted differences.

COMPLIANCE OVERSIGHT

   . Receives reports on the Company's compliance program, including a review of the distribution of and compliance with the Company's Code of Conduct.

   . Prepares the Audit Committee report required to be included in the Company's annual proxy statement.

   . Reviews with management and the outside auditor (if appropriate) significant legal and regulatory exposures, including any regulatory inquiries or concerns regarding the Company's financial statements and accounting policies.

   . Approves guidelines for the Company's hiring of people from the outside auditor.

   . Obtains from the outside auditor assurance that the auditor is not aware of any matters required to be reported under Section 10A(b) of the Securities Exchange Act of 1934.

   . Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

   . Considers such other matters, as the Board or Committee deems appropriate.

FINANCE AND RISK MANAGEMENT

   . Reviews management's investment of the Company's funds, reviews the parameters of the various portfolios and investment activities and considers strategies in view of expectations as to general economic and market conditions.

   . Reviews with management on a regular basis the liquidity, capital needs and allocations of capital of the Company and its subsidiaries, reviews the Company's funding and risk management activities, considers the Company's external dividend policy, and is consulted, on a pre-fact basis where practical, on the financial aspects of major divestitures and acquisitions, major capital commitments, major borrowings, and on proposed issuances of equity and non-routine debt securities, whether privately or publicly distributed.

   . Discusses with management, the General Auditor and the outside auditor the Company's overall risk assessment and risk management processes, including major risk exposures.

                    LOCATION OF THE 2004 ANNUAL MEETING OF
                                SHAREHOLDERS OF
                           AMERICAN EXPRESS COMPANY

    The AXP Financial Center in Minneapolis, Minnesota is the site of the 2004 Annual Meeting of Shareholders. This is located at 707 2nd Avenue South (the corner of 2nd Avenue and 7th Street), in downtown Minneapolis, Minnesota.

    The meeting will be held in the Market Garden located on the second floor.

This Statement is printed with soy ink on recycled paper.
[LOGO]

This proxy, when properly executed, will be voted in          Please
the manner indicated by the undersigned shareholder. If       Mark Here
no voting instructions are indicated, this proxy will         for Address [_]
be voted FOR Items 1 and 2 and AGAINST Items 3 and 4.         Change or
                                                              Comments
                                                              SEE REVERSE SIDE

--------------------------------------------------------------------------------
 The Board of Directors recommends a vote FOR Items 1 and 2 and AGAINST Items 3 and 4.
--------------------------------------------------------------------------------

Item 1 - Election of Directors.

                        FOR                        WITHHOLD
                        ALL                        FROM ALL
                      NOMINEES                     NOMINEES

                        [_]                           [_]

Nominees:                       (05) K.I. Chenault            (09) R.A. McGinn
(01) D.F. Akerson               (06) P.R. Dolan               (10) E.D. Miller
(02) C. Barshefsky              (07) V.E. Jordan, Jr.         (11) F.P. Popoff
(03) W.G. Bowen                 (08) J. Leschly               (12) R.D. Walter
(04) U.M. Burns

FOR the slate, except vote WITHHELD from the following nominee(s):
________________________________________________________________________________

Item 2 - Proposal to ratify selection of Ernst & Young LLP as Independent Auditors.

            FOR                     AGAINST                        ABSTAIN

            [_]                       [_]                            [_]


Item 3 - Shareholder proposal to establish six-year term limits for directors.

            FOR                     AGAINST                        ABSTAIN

            [_]                       [_]                            [_]


Item 4 - Shareholder proposal requesting a separate annual report describing the Company's political contributions.

            FOR                     AGAINST                        ABSTAIN

            [_]                       [_]                            [_]

Signature ______________________ Signature ______________________ Date _________

NOTE: Please sign as name appears printed above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title.

--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE .

                      Vote by Internet or Telephone or Mail
                          24 Hours a Day, 7 Days a Week

Internet and telephone voting are available through 4pm Eastern Time on Tuesday, April 20, 2004 for shares held in employee plans and through 4pm Eastern Time on
                  Sunday, April 25, 2004 for all other shares.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

------------------       -----------------------------         -----------------

          Internet                                Telephone                         Mail
http://www.proxyvoting.com/axp                 1-866-894-0538

                                                                             Mark, sign and date
Use the Internet to vote your proxy.    Use any touch-tone telephone to         your proxy card
Have your proxy card in hand when    OR vote your proxy. Have your proxy  OR         and
you access the web site.                card in hand when you call.              return it in the
                                                                              enclosed postage-paid
                                                                                   envelope.
------------------------------         -----------------------------           ------------------

               If you vote your proxy by Internet or by telephone,
                  you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the internet at www.onlineproxy.com/amex

[LOGO] American Express

P R O X Y

                            AMERICAN EXPRESS COMPANY

               Proxy Solicited on Behalf of the Board of Directors
                      for Annual Meeting on April 26, 2004

The undersigned hereby appoints Gary L. Crittenden, Stephen P. Norman and Louise
M. Parent, or any of them, proxies or proxy, with full power of substitution, to vote all common shares of American Express Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the AXP Financial Center, Market Garden, 2nd Floor, 707 2nd Avenue South, Minneapolis, Minnesota 55474, on April 26, 2004 at 10:00 A.M., Central Time, and at any adjournment(s) of the Meeting, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the Proxy Statement, and in their discretion upon any matter that may properly come before the Meeting or any adjournment(s) of the Meeting. The undersigned hereby revokes any proxies submitted previously.

To ensure timely receipt of your vote and to help the Company reduce costs, you are encouraged to submit your voting instructions by Internet or by telephone: simply follow the instructions on the reverse side of this card.

If you choose to submit your voting instructions by mail, just mark, sign and date this proxy card on the reverse side and return it promptly in the envelope provided. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

              (continued and to be dated and signed on other side)

________________________________________________________________________________
    Address Change/Comments (Mark the corresponding box on the reverse side)

________________________________________________________________________________


________________________________________________________________________________


--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE .

Notice to employees participating in the AMERICAN EXPRESS INCENTIVE SAVINGS PLAN, the EMPLOYEE STOCK OWNERSHIP PLAN OF AMEX CANADA, INC., or the AEFA STOCK PURCHASE PROGRAM:

These shares will be voted as you instruct if your proxy card, telephone, or Internet voting instructions are received on or before April 20, 2004, by Mellon Investor Services LLC, which is acting on behalf of the Trustees of these three Plans.

If Mellon Investor Services LLC does NOT receive your voting instructions by April 20, 2004, the following conditions will apply: the ISP Trustee will vote your Plan shares in the same proportion as it votes all other shares in the Plan for which it has received timely voting instructions; the Trustee of the ESOP of Amex Canada and the broker holding shares in the AEFA Stock Purchase Program will not vote your shares.